PURCHASE AGREEMENT

Dated as of June 12, 2007

By and Among

MAC ACQUISITIONS LLC,
as Acquiror,

SAN JOSE JET CENTER, INC.
and
ACM AVIATION INC.,
as Seller

and

CERTAIN BENEFICIAL OWNERS OF SELLER

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ARTICLE IV COVENANTS		28

4.1	FILINGS AND OTHER ACTIONS.	28
4.2	HSR ACT.	29
4.3	CONDUCT OF BUSINESS PENDING CLOSING.	29
4.4	NO SHOP.	31
4.5	NOTIFICATION OF CERTAIN MATTERS.	32
4.6	TRANSFER/ASSIGNMENT OF MEMBERSHIP INTERESTS.	33
4.7	NONCOMPETE.	33
4.8	FURTHER ASSURANCES.	34
4.9	POST-CLOSING COVENANTS.	35
4.10	EMPLOYEE MATTERS.	35
4.11	HANGAR F CONSTRUCTION.	36
4.12	DUE DILIGENCE.	36
4.13	AIRCRAFT MANAGEMENT, AIR CHARTER AND MAINTENANCE.	36
4.14	ACM AVIATION NAME.	36
4.15	NOTIFICATION REGARDING CERTAIN EVENTS.	37

ARTICLE V CONDITIONS TO THE CLOSING		37

5.1	CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE CLOSING.	37
5.2	ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE SELLER TO EFFECT THE CLOSING.	38
5.3	ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF THE ACQUIROR TO EFFECT THE CLOSING.	38
5.4	EFFECT OF CLOSING; WAIVER.	40

ARTICLE VI		41

INDEMNIFICATION; REMEDIES		41

6.1	OBLIGATIONS OF THE SELLER AND THE BENEFICIAL OWNERS.	41
6.2	OBLIGATIONS OF THE ACQUIROR.	42
6.3	PROCEDURE FOR CLAIMS.	42
6.4	SURVIVAL.	43
6.5	INDEMNITY PAYMENTS.	44
6.6	LIMITATIONS ON INDEMNIFICATION OBLIGATIONS UNDER ARTICLE VI.	45
6.7	REMEDIES.	45
6.8	TREATMENT OF INDEMNIFICATION PAYMENTS.	46

ARTICLE VII TERMINATION		46

7.1	TERMINATION.	46
7.2	CONSEQUENCES OF TERMINATION.	47

ARTICLE VIII GENERAL PROVISIONS		48

8.1	COOPERATION.	48
8.2	PRESS RELEASES; CONFIDENTIALITY.	48
8.3	EXPENSES.	49
8.4	AMENDMENTS AND WAIVERS.	49
8.5	SUCCESSORS AND ASSIGNS.	50
8.6	THIRD PARTY BENEFICIARIES.	51
8.7	CHOICE OF LAW.	51
8.8	JURISDICTION; SERVICE OF PROCESS.	51
8.9	NOTICES.	51
8.10	SEVERABILITY.	53
8.11	ENTIRE AGREEMENT.	53
8.12	CONSTRUCTION.	53
8.13	TITLES AND SUBTITLES.	53
8.14	COUNTERPARTS.	53
8.15	RELEASE BY SELLER, JET CENTER ENTITIES AND BENEFICIAL OWNERS.	54

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SCHEDULES

Schedule 2.1	--	Organization and Existence
Schedule 2.2	--	Execution and Effect of Agreement
Schedule 2.3	--	Financial Statements; Liabilities
Schedule 2.4	--	Capitalization
Schedule 2.5	--	Inventory
Schedule 2.6	--	Personal Property
Schedule 2.7	--	Tax Matters
Schedule 2.8	--	Products and Services
Schedule 2.9	--	Intellectual Property
Schedule 2.10	--	Permits; Compliance with Laws
Schedule 2.11	--	Real Property; Leases of Real Property
Schedule 2.12	--	Insurance
Schedule 2.13	--	Contracts
Schedule 2.14	--	No Violation
Schedule 2.15	--	Litigation; Orders
Schedule 2.16	--	Third Party and Governmental Consents
Schedule 2.17	--	Environmental Matters
Schedule 2.18	--	Employees; Consultants; Labor Matters
Schedule 2.19	--	Business Conduct
Schedule 2.20	--	Transactions with Affiliates
Schedule 2.21	--	No Brokers
Schedule 2.22	--	Customers and Vendors
Schedule 2.23	--	Employee Benefit Plans; ERISA
Schedule 2.24	--	Capital Expenditures
Schedule 2.25	--	Certain Payments
Schedule 2.26	--	Business Activity Restrictions
Schedule 2.27	--	Accounts Receivable
Schedule 2.28	--	Operations of Jet Center Entities
Schedule 2.29	--	No Significant Items Excluded
Schedule 3.6	--	No Brokers
Schedule 4.7	--	Noncompete
Schedule 4.9(b)	--	Nonsolicitation

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Cancellation of Intercompany Transactions Agreement
Exhibit C	Form of Legal Opinion
Exhibit D	Form of General Release
Exhibit E	Form of Assignment and Assumption of San Jose Purchase Agreement
Exhibit F	Form of Macquarie Guaranty Agreement
Exhibit G	Allocation Methodology

iii

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) dated as of the 12th day of June, 2007 is by and among  MAC Acquisitions LLC, a Delaware limited liability company (the “Acquiror”), San Jose Jet Center, Inc., a California corporation (“Jet Center Inc.”), and ACM Aviation Inc., a California corporation (“ACM Inc.”), certain beneficial owners of Jet Center Inc. and ACM Inc. whose names appear as signatories on the signature pages hereto (collectively, the “Beneficial Owners”), SJJC Aviation Services, LLC, a Delaware limited liability company (“SJJC”), and SJJC FBO Services, LLC, a Delaware limited liability company, SJJC Airline Services, LLC, a Delaware limited liability company, Jet Center Property Services, LLC, a Delaware limited liability company, ACM Property Services, LLC, a Delaware limited liability company, and ACM Aviation, LLC, a Delaware limited liability company (collectively the “SJJC Subsidiaries” and collectively with SJJC, the “Jet Center Entities”). Jet Center Inc. and ACM Inc. are sometimes individually referred to hereafter as a “Member” and sometimes jointly referred to hereafter as the “Members” or the “Seller.” The Seller, the Acquiror, the Beneficial Owners and the Jet Center Entities may be referred to hereinafter collectively as the “Parties” or individually as a “Party.”

R E C I T A L S

WHEREAS, the Members jointly own 100% of the membership interests (the “Membership Interests”) of SJJC, and SJJC is the sole member of each of the SJJC Subsidiaries;

WHEREAS, the Jet Center Entities are engaged in the business of (i) conducting fixed base operations (“FBOs”) for aircraft, including ground servicing, fueling, parking, tie-down, de-icing, de-fueling, storage, repair and maintenance at certain premises located in San Jose, California at the Mineta San Jose International Airport, (ii) performing certain aircraft management services pursuant to short-term leases, (iii) operating an air charter business, and (iv) office space rental (collectively, the “FBO Business”);

WHEREAS, the Seller desires to sell, convey, transfer, assign and deliver to the Acquiror, and the Acquiror desires to purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the Membership Interests free and clear of all Liens (the “Acquisition”), and Seller desires that the aforesaid transaction be consummated;

WHEREAS, in consideration of the direct and indirect benefits accruing to the Beneficial Owners as the direct or indirect owners of capital stock of ACM Inc. and Jet Center Inc., the Beneficial Owners have agreed to be Parties to this Agreement and to make the representations and warranties herein along with Seller in order to induce the Acquiror to enter into this Agreement, without which inducement the Acquiror would not have entered into this Agreement; and

WHEREAS, in furtherance of the consummation of the Acquisition, the Parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1 Purchase and Sale.

(a) Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of the Seller and the Beneficial Owners contained herein, the Seller hereby agrees to sell, convey, transfer, assign and deliver to the Acquiror, and the Acquiror hereby agrees to purchase and acquire from the Seller, free and clear of any lien, security interest, mortgage, pledge, hypothecation, charge, preemptive right, voting trust, imposition, covenant, condition, right of first refusal, easement or conditional sale or other title retention agreement or other restrictions (collectively, “Liens”), all of the Seller’s right, title and interest in and to the Membership Interests.

(b) Effective upon the Closing, the Members hereby waive, and Jet Center Inc., in its capacity as Manager of SJJC hereby waives, any and all of their respective rights under the Amended and Restated Limited Liability Company Agreement of SJJC dated as of January 1, 2005 (the “Operating Agreement”) and agree that upon the Closing, the Acquiror shall be deemed and admitted as a substitute member of SJJC in accordance with the terms of the Operating Agreement and the Limited Liability Company Act of the State of Delaware, as amended.

1.2 Purchase Price.

(a) The aggregate consideration for the Membership Interests (collectively, the “Purchase Price”) shall be $120,000,000, as follows, subject to adjustment, if at all, as set forth in Section 1.5, Section 1.6 and Section 1.7.

(b) The Purchase Price shall be paid as follows:

(i) $10,000,000 (the “Escrowed Funds”) shall be paid via wire transfer of immediately available funds from the Acquiror to Regions Bank, 951 East Byrd Street, Suite 930, Richmond, VA 23219, Attn: Joy D. Edwards (the “Escrow Agent”) on the Closing Date, which deposit shall be released from escrow in accordance with the terms of an escrow agreement dated as of the date hereof among the Acquiror, the Seller and the Escrow Agent in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”);

(ii) an amount shall be paid by the Acquiror on the Closing Date, via wire transfer of immediately available funds to one or more accounts specified by the Seller, equal to $120,000,000 adjusted as follows:

(A) minus the amount of the Escrowed Funds;

(B) minus the amount of any debt of the Jet Center Entities not paid in full by the Seller at or prior to the Closing (including the fees, costs, expenses and/or penalties incurred in connection with the prepayment or satisfaction after the Closing of any such debt, including all accrued but unpaid interest as of the applicable payoff date), but excluding:

(1) any debt for borrowed money of the Jet Center Entities outstanding as of the Closing Date related solely to Hangar E construction costs, not to exceed $4,197,083 (the “Hangar E Debt”);

(2) any debt for borrowed money of the Jet Center Entities outstanding as of the Closing Date related solely to new fuel farm construction, not to exceed $1,400,000 (the “Fuel Farm Debt”);

(3) any debt for borrowed money of the Jet Center Entities outstanding as of the Closing Date related solely to design and construction costs of Hangar F (the “Hangar F Debt”), provided that such Hanger F Debt shall not exceed $18,000,000 plus the costs of any change orders, additions or modifications to the Hanger F project following the Effective Date that are approved in advance by Acquiror (collectively, the “Hanger F Cap”);

(4) the outstanding principal amount of indebtedness of SJJC and/or the SJJC Subsidiaries to Avfuel Corporation (“Avfuel”) (as successor in interest to Texaco Aviation Products LLC by assignment dated October 9, 2001) pursuant to a Promissory Term Note dated October 19, 2000 in original principal amount of $1,000,000, the principal balance outstanding under which on the Closing Date shall not exceed $782,900 (the “AvFuel Debt”); and

(5) any debt which is included in the calculation of the Working Capital under Section 1.6;

(C) plus the amount of any costs incurred, other than amounts satisfied by debt financing outstanding as of the Closing pursuant to Section 1.2(b)(ii)(B)(3) above, attributable to the design and construction costs of Hangar F (the “Hangar F Cap-Ex Costs Incurred”), provided that the Hangar F Cap-Ex Costs Incurred and the Hanger F Debt shall collectively not exceed the Hanger F Cap;

(D) plus or minus the amount of the prorations and closing costs described in Section 1.5 that are able to be determined as of the Closing Date; and

(E) plus or minus the pre-Closing Purchase Price adjustment, if any, determined as described in Section 1.6.

(iii) The prorations and closing costs described in Section 1.5 that are not able to be determined as of the Closing Date shall be paid by the Seller or the Acquiror, as the case may be, in accordance with Section 1.5; and

(iv) The post-Closing Purchase Price adjustment, if any, determined as described in Section 1.7, shall be paid by the Seller or the Acquiror in accordance with Section 1.7.

(c) The Parties agree that for tax purposes the Seller shall be characterized as selling partnership interests and the Acquiror shall be treated as buying assets as generally described in Revenue Ruling 99-6. The Acquiror and the Seller have agreed upon a methodology for the allocation of the Purchase Price among the assets of the FBO Business being acquired, as set forth on Exhibit G attached hereto (the “Allocation Methodology”). Following the Closing, the Acquiror and the Seller and their respective Affiliates shall finalize an allocation of the Purchase Price consistent with the Allocation Methodology, and shall file all necessary Tax Returns and other forms (including Internal Revenue Service Form 8594) to report the transactions contemplated herein for U.S. federal, state, local and non-United States income Tax purposes in accordance with such allocation, and shall not take any position inconsistent with such allocation. The Parties agree that such allocation will be in accordance with Treasury Regulation Section 1.1060-1 and any appraisals of the assets of the FBO Business being acquired conducted on behalf of the Acquiror following the Closing. Any adjustment to the Purchase Price shall be allocated among such assets as provided in Treasury Regulation Section 1.1060-1 and, in the event of such adjustment, the Acquiror and the Seller agree to revise and amend Form 8594 within 30 days of such adjustment.

1.3 Closing.

Unless otherwise mutually agreed upon by the Parties in writing, the closing of the Acquisition (the “Closing”) shall take place within five business days following final approval to the extent required from the San Jose City Council to the assignment of the FBO leases regarding the FBO Business and any other approvals required to be obtained from the San Jose City Council related thereto, at a time and place mutually agreed upon by the Acquiror and the Seller Representative (as defined in Section 1.10(a)); provided, however, that all of the conditions precedent to the Closing set forth in Article V shall have been satisfied or waived. Time is of the essence. Notwithstanding, the Parties may mutually agree to extend the Closing to the end of the month following receipt of any approvals required to be obtained from the San Jose City Council in order to simplify any accounting required under this Agreement. The date of the Closing is hereinafter called the “Closing Date.” The Parties agree to deliver at the Closing such documents, certificates and other instruments as are specified in Article V hereof and as may be reasonably required by the Acquiror or the Seller to effect the transfer by the Seller of the Membership Interests pursuant to and as contemplated by this Agreement and to consummate the Acquisition. All events which shall occur at the Closing shall be deemed to occur simultaneously.

1.4 Physical Inventory

On the Closing Date or at such other time prior to or after the Closing as agreed upon between the Acquiror and the Seller, representatives of the Acquiror and the Seller shall take the appropriate actions and shall use appropriate accounting methods, consistent with GAAP, the Jet Center Entities’ past practices, perpetual inventory records and inventory valuation methodologies consistent with past practices, to mutually determine the Inventory Assets (defined below) owned by the Jet Center Entities on the Closing Date. Each Party shall bear its own expense in connection therewith. “Inventory Assets” means all consumable inventory, including, without limitation, all pilot supplies, avgas and Jet A fuel, oil and all other materials and supplies to be used, sold or consumed by the Jet Center Entities in the ordinary course of the FBO Business.

1.5 Closing Prorations and Closing Costs.

The following items and costs shall be prorated (on the Closing Date or as soon thereafter as is practicable) between the Seller and the Acquiror in the manner indicated:

(a) All sales and use taxes associated with the Acquisition shall be split equally between the Acquiror and the Seller, unless prohibited by applicable Laws;

(b) All Taxes with respect to the FBO Business which are due and payable and/or levied due and payable and/or accrued prior to the Closing Date;

(c) All possessory use Taxes shall be prorated as set forth below based on the most recently ascertainable property Tax bill; and

(d) All Taxes of SJJC, including, without limitation, Taxes with respect to the FBO Business, that relate to any Tax period (or portion thereof) ending on or prior to the Closing Date.

For purposes of calculating prorations for non-income Taxes, the Seller shall be deemed to be in title to the Membership Interests and the FBO Business for the entire day immediately prior to the Closing Date and the Acquiror shall be deemed in title for the entire day of the Closing Date. All such prorations shall be made on the basis of the actual number of days of the year and month which shall have elapsed as of the Closing Date. To the extent not ascertainable on the Closing Date, the amount of such prorations shall be adjusted in cash after the Closing Date as and when complete and accurate information becomes available. The Seller and the Acquiror agree to cooperate and use their diligent and good faith efforts to make such adjustments no later than 60 days after the Closing Date. In the event that amounts are not included in the Closing Working Capital Calculation (for example, because the relevant Tax Return is not yet due and filed or because an amount is subsequently changed by a taxing authority), then the amounts due from the Seller to the Acquiror hereunder shall be treated in the same manner as a breach or inaccuracy of a representation and warranty under Section 2.7 (Taxes) and shall be subject to the relevant provisions of Article VI. Items of income and expense for the period prior to the Closing Date will be for the account of the Seller and items of income and expense for the period on or after the Closing Date will be for the account of the Acquiror, all as determined by the accrual method of accounting.

1.6 Pre-Closing Working Capital Adjustment.

(a) “Working Capital” means current assets of the Jet Center Entities (including the Inventory Assets) minus current liabilities of the Jet Center Entities (excluding any current portion of the Hanger E Debt, the Fuel Farm Debt, the Hangar F Debt and the AvFuel Debt).

(b) At least five business days prior to the Closing, the Seller Representative shall deliver its best estimate of the consolidated balance sheet of SJJC Aviation Services, LLC as of the Closing (the “Estimated Closing Balance Sheet”) and a calculation from the Estimated Closing Balance Sheet (the “Estimated Working Capital Calculation”) of the estimated Working Capital (the “Estimated Working Capital”), in each case reasonably acceptable to the Acquiror.

(c) For purposes of this Agreement, “Target Working Capital” means Zero Dollars ($0.00).

(d) If the Estimated Working Capital is equal to the Target Working Capital, then there shall be no adjustment to the Purchase Price under this Section 1.6. If the Estimated Working Capital exceeds the Target Working Capital, then the Purchase Price shall be increased by the amount of such excess pursuant to Section 1.2. If the Target Working Capital exceeds the Estimated Working Capital, then the Purchase Price shall be decreased by the amount of such excess pursuant to Section 1.2.

1.7 Post-Closing Working Capital Adjustment.

Following the Closing Date, the Purchase Price shall be adjusted, if at all, as set forth below:

(a) As soon as practicable (and in any event within 60 days following the Closing), the Acquiror shall prepare and deliver to the Seller Representative and its counsel a consolidated balance sheet of SJJC Aviation Services, LLC as of the Closing Date prepared by the Acquiror in accordance with GAAP as applied by the Jet Center Entities consistent with past practices (the “Closing Balance Sheet”), a calculation of the Working Capital as of the Closing Date based on such Closing Balance Sheet (the “Closing Working Capital Calculation”) and all work papers and back-up materials relating thereto.

(b) On or prior to the 30th day following the Acquiror’s delivery of the Closing Balance Sheet and the Closing Working Capital Calculation, the Seller Representative may give the Acquiror a written notice stating in reasonable detail the Seller Representative’s objections (an “Objection Notice”) to the Closing Balance Sheet or the Closing Working Capital Calculation. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor. Any determination set forth on the Closing Balance Sheet or the Closing Working Capital Calculation which is not specifically objected to in the Objection Notice shall be deemed acceptable and shall be final and binding upon the Parties upon delivery of the Objection Notice. If the Seller Representative does not give the Acquiror an Objection Notice within such 30-day period, then the Closing Balance Sheet and the Closing Working Capital Calculation shall be conclusive and binding upon the Parties and the Working Capital set forth in the Closing Working Capital Calculation will constitute the Working Capital for purposes of this Section 1.7. During such 30-day period, the Acquiror shall provide the Seller Representative with access to the books and records of the Seller and its personnel and accountants as may be reasonably necessary for the Seller Representative to review the Closing Balance Sheet and the Closing Working Capital Calculation.

(c) Following the Acquiror’s receipt of any Objection Notice, the Seller Representative and the Acquiror shall attempt to negotiate in good faith to resolve such dispute. In the event that the Seller Representative and the Acquiror fail to agree on any of the Seller Representative’s proposed adjustments set forth in the Objection Notice within 30 days after the Acquiror receives the Objection Notice, the Seller Representative and the Acquiror agree that a mutually acceptable accounting firm of nationally recognized standing (the “Independent Accounting Firm”) shall, within the 45-day period immediately following such 30-day period, make the final determination of Working Capital as of the Closing Date in accordance with the terms of this Agreement. The Acquiror and the Seller Representative each shall provide the Independent Accounting Firm with their respective determinations of the Working Capital as of the Closing Date. The Independent Accounting Firm shall make an independent determination of the Working Capital as of the Closing Date that, assuming compliance with the previous clause, shall be final and binding on the Seller and the Acquiror. Notwithstanding the above, the Independent Accounting Firm shall serve as an arbitrator of the dispute rather than an auditor. The fees, costs and expenses of the Independent Accounting Firm shall be paid by the Party whose calculation of Working Capital was different by the greater amount from that of the Independent Accounting Firm.

(d) If the Estimated Working Capital equals the Working Capital as of the Closing Date as finally determined pursuant to this Section 1.7, then there shall be no adjustment to the consideration paid at Closing pursuant to Section 1.2. If the Estimated Working Capital exceeds the Working Capital as of the Closing Date as finally determined pursuant to this Section 1.7, then the Seller Representative, on behalf of the Seller, shall be required to pay to the Acquiror, by wire transfer of immediately available funds to the account designated in writing by the Acquiror, an amount equal to such excess together with interest at the rate of 8% per annum, which interest shall begin accruing on the Closing Date and end on the date that the payment is made. If the Working Capital as of the Closing Date as finally determined pursuant to this Section 1.7 exceeds the Estimated Working Capital, then the Acquiror shall pay an amount equal to such excess, together with interest at the rate of 8% per annum, which interest shall begin accruing on the Closing Date and end on the date that the payment is made, by wire transfer of immediately available funds to the accounts designated in writing by the Seller Representative. Within 10 days after the calculation of Working Capital as of the Closing Date becomes binding and conclusive on the Parties, the Seller Representative or the Acquiror, as the case may be, shall make the wire transfer payment provided for in this Section 1.7.

1.8 GAAP Accounting.

Unless otherwise noted, working capital and all other financial measures used in this Agreement will be determined in accordance with generally accepted accounting principles applied by the Jet Center Entities on a consistent basis in effect on the date hereof as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States (“GAAP”).

1.9 Acquiror Consents.

Unless otherwise noted, whenever the consent of the Acquiror is required to be obtained pursuant to this Agreement, such consent requirement shall be satisfied only if the consent is obtained from an elected officer of the Acquiror.

1.10 Seller Representative.

(a) Barry Fernald is hereby appointed by each of the Members (and their successors and assigns) as agent and attorney-in-fact (the “Seller Representative”) for and on behalf of each of such legal entities, (i) to enter into and perform the Escrow Agreement, to authorize the distribution of cash from the Escrowed Funds in satisfaction of claims pursuant to this Agreement, to object to such distributions, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the reasonable judgment of the Seller Representative for the accomplishment of the foregoing, (ii) to take any other action expressly delegated to the Seller Representative under the other terms of this Agreement and (iii) to execute any amendment, waiver or consent of this Agreement or the Escrow Agreement. Any notice to the Seller required or permitted under this Agreement may be satisfied by notice to the Seller Representative.

(b) The Seller Representative may be changed by the Beneficial Owners from time to time upon not less than thirty (30) days prior written notice to the Acquiror; provided, however, that the Seller Representative may not be removed unless Beneficial Owners indirectly holding at least two-thirds interest in the Escrowed Funds agree to such removal and to the identity of the substituted seller representative. Any vacancy in the position of Seller Representative due to the death, disability, or resignation upon 30 days notice, of the Seller Representative will be filled by approval of the Beneficial Owners indirectly holding a majority in interest of the Escrowed Funds. No bond shall be required of the Seller Representative. The Seller Representative will have the right to recover from the Escrowed Fund, subsequent to the satisfaction of any pending claim against the Escrowed Fund but prior to any distribution of the Escrowed Fund to the Seller, reasonable fees and expenses incurred in connection with his duties as Seller Representative in relation to the resolution of any dispute. In the event the Escrowed Funds are insufficient to satisfy the reasonable fees and expenses incurred by the Seller Representative in connection with his duties as such, the Seller and the Beneficial Owners shall jointly and severally indemnify the Seller Representative for such reasonable fees and expenses.

(c) The Seller Representative shall not be liable for any act done or omitted hereunder as the Seller Representative. The Seller shall severally indemnify the Seller Representative and hold the Seller Representative harmless against any loss, liability or expense incurred without bad faith or willful misconduct on the part of the Seller Representative, acting in such capacity, and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. Any Party dealing with the Seller Representative is entitled to rely on the actions taken by, and consents and approvals given by, the Seller Representative.

ARTICLE II

REPRESENTATIONS & WARRANTIES OF SELLER AND THE BENEFICIAL OWNERS

As an inducement to the Acquiror to enter into this Agreement and to consummate the Acquisition, each of the Seller and the Beneficial Owners hereby jointly and severally represents and warrants to the Acquiror that, except as otherwise set forth in the disclosure schedules referred to in this Agreement and attached hereto (the “Disclosure Schedules”), the following representations and warranties are, as of the date hereof, true and correct.  For purposes of this Agreement, the term “Knowledge” means the actual knowledge of a particular fact or other matter being possessed as of the pertinent date by Barry Fernald and Dan Ryan, after due inquiry or, if due inquiry has not been made, knowledge that a prudent individual could be expected to discover or otherwise become aware of after due inquiry of all vice presidents, the Director of Human Resources, the Director of Maintenance, and the Director of Operations of the Jet Center Entities.

2.1    Organization and Existence.

Each of the Jet Center Entities is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do business under all applicable laws, treaties, rules, regulations, ordinances and orders of any Governmental Authority (as defined below) (“Legal Requirements” or “Laws”) to carry on its business in the places and in the manner as now conducted, to own or hold under lease the properties and assets it now owns or holds under lease and to perform all of its obligations under this Agreement, except where the failure to be so authorized, qualified or in good standing would not be reasonably likely to result in a material adverse effect on the business, operations, assets, prospects or financial condition of the FBO Business (a “Material Adverse Effect”). The minute books and records of each of the Jet Center Entities, as previously delivered to the Acquiror, are true, correct and complete. True and complete copies of the Certificate of Formation, as amended to date, and Limited Liability Company Agreement, as amended to date, have been provided to the Acquiror for each of the Jet Center Entities. For purposes of this Agreement, “Governmental Authority” means any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, or any public, private or industry regulatory authority, whether national, federal, state, local, foreign or otherwise.

2.2    Execution and Effect of Agreement.

The Seller has full power and authority to execute and deliver this Agreement and each of the other agreements, certificates, schedules and instruments to be executed and delivered in connection with the consummation of the Acquisition (the “Transaction Documents”) to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Acquisition. The execution, delivery and performance by each of the Jet Center Entities of this Agreement and the other Transaction Documents to which it is a party and the consummation by each such legal entity of the Acquisition have been duly and validly authorized and approved by each such legal entity and, except as set forth on Schedule 2.2, no other proceeding on the part of any such legal entity is necessary to authorize the execution, delivery and performance by such legal entity of this Agreement or the other Transaction Documents to which the Acquiror is a party or the consummation of the Acquisition. This Agreement and the other Transaction Documents to which each of the Jet Center Entities is a party have been duly and validly executed and delivered by each such legal entity and (assuming the valid execution and delivery thereof by the Acquiror and any other parties thereto) constitute the legal, valid and binding obligations of each such legal entity, enforceable against each such legal entity in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Exceptions”).

2.3    Financial Statements; Liabilities.

(a) Copies of each of the audited, consolidated balance sheets, statements of profit and loss and statements of cash flows of SJJC Aviation Services, LLC for the fiscal years ended December 31, 2006, December 31 2005 and December 31, 2004 have been provided to the Acquiror (collectively, the “Annual Financial Statements”). Copies of each of the consolidated balance sheets and statements of profit and loss of SJJC Aviation Services, LLC for the three months ended March 31, 2007 (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”) have been provided to the Acquiror. Except as set forth on Schedule 2.3(a), each of the Financial Statements (including the footnotes thereto, if any) is in accordance with the books and records of SJJC Aviation Services, LLC, presents fairly and accurately the consolidated financial position, assets and liabilities and results of operations and cash flows of SJJC Aviation Services, LLC and the FBO Business at the dates and for the periods indicated and has been prepared in accordance with GAAP, subject (only with respect to the Interim Financial Statements) to normal and immaterial year-end adjustments and footnote disclosures. The Financial Statements contain appropriate allowances and reserves for accounts receivable and other accruals.

(b) As of December 31, 2006 (the “Balance Sheet Date”), none of the Jet Center Entities had any indebtedness or other liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) which was not disclosed in the Financial Statements (including the footnotes thereto). Except as set forth on Schedule 2.3(b), none of the Jet Center Entities has incurred from and after the Balance Sheet Date any indebtedness or other liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), other than current liabilities for trade or business obligations incurred after the Balance Sheet Date in connection with the purchase of goods or performance of services in the ordinary course of business and consistent with past practice (other than in connection with any material default under, or breach of, any Material Contract or Real Property Lease by any of the Jet Center Entities).

2.4    Capitalization.

(a) The issued and outstanding limited liability company interests of each of the Jet Center Entities are set forth on Schedule 2.4(a) and are held of record and beneficially as set forth on Schedule 2.4(a). Except as set forth on Schedule 2.4(a), each owner of limited liability company interests of each of the Jet Center Entities: (i) holds such interests free and clear of any and all Liens; (ii) is not a party to any voting trust, proxy or other agreement or understanding with respect to such interests; and (iii) owns no other, and has no other right to purchase any, limited liability company interests in any of the Jet Center Entities.

(b) All of the issued and outstanding limited liability company interests of each of the Jet Center Entities have been duly authorized, are validly issued, fully paid, and nonassessable and were issued in conformity with all applicable Legal Requirements. Except as set forth on Schedule 2.4(b), there are no (i) outstanding options, rights (preemptive or otherwise), warrants, calls, convertible equity interests, stock appreciation, phantom interests, profit participation or similar rights or commitments, (ii) other arrangements to which any of the Jet Center Entities is a party requiring or restricting the issuance, sale or transfer of any limited liability company interests of such legal entities, (iii) equity interests convertible directly or indirectly into equity interests of such legal entities, evidencing the right to subscribe for any equity interests of such legal entities, or giving any Person (defined below) any rights with respect to the equity interests of any such legal entities. Except as set forth on Schedule 2.4(b), there are no voting agreements, voting trusts, other agreements (including cumulative voting rights), commitments or understandings with respect to the limited liability company interests of any of the Jet Center Entities. “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

2.5    Inventory.

Each of the Jet Center Entities has good and marketable title to all of the Inventory Assets. The Inventory Assets do not include items that are obsolete, damaged or slow moving. The Inventory Assets are in good and merchantable condition, are suitable and usable for the purposes for which they are intended and are in a condition such that they can be sold in the ordinary course of business consistent with past practice. The Inventory Assets are valued on the books and records of the Jet Center Entities at the lower of cost or market value.

2.6    Personal Property.

(a) Except as set forth on Schedule 2.6(a), the Jet Center Entities have good and marketable title to, or valid leasehold interests in, all tangible personal property used in the FBO Business. All such tangible personal property is free and clear of all Liens, other than Permitted Liens (as defined below), including, without limitation, any claim that the acquisition of such property by the Jet Center Entities constituted a fraudulent conveyance. “Permitted Liens” means: (i) any Lien with respect to Taxes (as defined below) (A) that are not yet due and payable or (B) that are being contested in good faith and by appropriate proceedings and are identified on Schedule 2.6(a)(i); (ii) Liens of landlords, carriers, warehousemen, mechanics and materialmen and the like (X) that are incurred in the ordinary course of business for amounts not yet due and payable or (Y) that are being diligently contested in good faith by appropriate proceedings and are identified on Schedule 2.6(a)(ii); and (iii) easements, rights-of-way, reservations, zoning and other restrictions and similar encumbrances that do not interfere in any respect with the ordinary course of the FBO Business.

(b) Schedule 2.6(b) sets forth a complete and accurate list of: (a) all personal property that is used in the FBO Business regardless of whether owned or leased by the Jet Center Entities; (b) all other personal property owned by the Jet Center Entities (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date; and (c) all leases and agreements in respect of personal property regardless of whether owned or leased by the Jet Center Entities, and, in the case of this clause (c), true, complete and correct copies of all such leases have been provided to the Acquiror. All personal property used by the Jet Center Entities is either owned by the Jet Center Entities or leased by the Jet Center Entities, or will be owned or leased by the Jet Center Entities, pursuant to lease agreements set forth on Schedule 2.6(b), prior to the Closing Date. All of the personal property listed on Schedule 2.6(b) is in good working order and condition, ordinary wear and tear excepted.

(c) All leases and agreements included on Schedule 2.6(b) are in full force and effect and constitute, or will constitute prior to the Closing Date, valid and binding agreements of the Jet Center Entities and, to the Seller’s Knowledge, of the other parties thereto in accordance with their respective terms, except as limited by the Bankruptcy and Equity Exceptions.

2.7    Tax Matters.

(a) The following terms shall have the meanings assigned to them below:

(i) “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means (A) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, rent, recording, registration, occupation, premium, real or personal property, escheat, intangibles, environmental (including taxes under Code § 59A) or windfall profits tax, alternative or add-on minimum tax, capital stock, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with any interest and any fine, penalty, addition to tax or additional amount or deductions imposed by any Governmental Authority (domestic or foreign) (a “Tax Authority”) responsible for the imposition of any such tax, whether disputed or not, including any liability arising under any tax sharing agreement, with respect to the Seller, the Jet Center Entities, or the FBO Business; (B) any liability for the payment of any amount of the type described in the immediately preceding clause (A) as a result of the Seller or any of the Jet Center Entities being a member of an affiliated or combined group with any other corporation at any time on or prior to the Closing Date; and (C) any liability of the Seller or the Jet Center Entities for the payment of any amounts of the type described in the immediately preceding clause (A) as a result of a contractual obligation to indemnify any other Person.

(ii) “Tax Return” means any return or report (including elections, declarations, disclosures, schedules, attachments, estimates and information returns) relating to Taxes required to be supplied to any Tax Authority, and including any amendment thereof.

(b) Except as set forth on Schedule 2.7(b):

(i) Each of the Jet Center Entities has timely filed or timely requested extensions to file those Tax Returns which are required to be filed on or before the date hereof or will timely file or timely request extensions to file all Tax Returns required to be filed after the date hereof for all taxable periods ending on or before the date hereof and all such Tax Returns are, or will be when filed, true, correct and complete in all material respects;

(ii) Each of the Jet Center Entities has paid, to the appropriate Tax Authority, or, if payment is not yet due, will pay, to the appropriate Tax Authority, all Taxes due and payable for all Taxable periods beginning on or before the date hereof;

(iii) Except in the case of a Lien for ad valorem property taxes not yet due and payable, there is no unpaid Tax: (A) which constitutes a Lien upon any of the assets of the Jet Center Entities; or (B) except as contemplated by the terms of this Agreement for which the Acquiror would be liable under applicable Law by reason of having acquired the assets of the Jet Center Entities by virtue of its purchase of the Membership Interests;

(iv) There are no Tax Liens on or pending against any of the assets of the Jet Center Entities that arose in connection with any failure to pay any Tax or otherwise;

(v) Each of the Jet Center Entities has complied with all applicable Laws relating to the withholding and payment of Taxes and has timely withheld and paid to the proper Tax Authorities all amounts required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor of the FBO Business; and

(vi) None of the Jet Center Entities is a party to any Tax allocation or Tax sharing agreement.

(c) Each of the Jet Center Entities has collected and remitted to the appropriate Tax Authority all sales and use or similar Taxes required to have been collected, including any interest and any penalty, addition to tax or additional amount unpaid, and has been furnished properly completed exemption certificates for all exempt transactions. Each of the Jet Center Entities has collected and/or remitted to the appropriate Tax Authority all property taxes, customs duties, fees, and assessments or charge of any kind whatsoever which are other than in the nature of income taxes (including but not limited to Taxes assessed to real property and water and sewer rents relating thereto).

2.8    Products and Services.

Except as described on Schedule 2.8: (a) each product sold, leased or delivered, or service provided, by the Jet Center Entities has been in material conformity with all applicable contractual commitments and all express and implied warranties; and (b) the Jet Center Entities do not have any liability (and there is no pending or, to the Seller’s Knowledge, threatened claim against the Jet Center Entities that could reasonably be expected to give rise to any liability) for replacement or repair thereof or other damages in connection therewith. Schedule 2.8 includes copies of the standard terms and conditions of sale or lease for the Jet Center Entities’ products and services (containing applicable guaranty, warranty, and indemnity provisions). No product sold, leased or delivered, or service provided, by the Jet Center Entities is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms, conditions of sale or lease set forth on Schedule 2.8 or as may be imposed by law.

2.9    Intellectual Property.

(a) Set forth on Schedule 2.9 is a true and complete list of all patents, patent applications, trademarks, service marks, trademark and service mark applications, trade names, registered copyrights and licenses presently owned or held by the Jet Center Entities, or used in or necessary for the conduct of the FBO Business, as conducted and as proposed to be conducted, as well as any agreement under which the Jet Center Entities have access to any third-party trade secret, confidential or proprietary information used by the Jet Center Entities (the “Intellectual Property Rights”). The Jet Center Entities own or possess sufficient legal rights to all the Intellectual Property Rights, and in each case such rights are all of the legal rights necessary to conduct its business as now conducted without any conflict with or infringement or misappropriation of the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor are any of the Jet Center Entities bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property Rights or any intellectual or proprietary rights of any other person or entity, except for licenses arising from the purchase of widely-available “off the shelf” or other standard products licensed by any of the Jet Center Entities in the ordinary course of its business or as otherwise set forth on Schedule 2.9.

(b) To the Seller’s Knowledge, no allegations have been made that the Jet Center Entities have violated or, by conducting the FBO Business as conducted and as proposed to be conducted, would violate any patent, trademark, service mark, trade name, copyright, trade secret or other proprietary rights of any other person or entity.

(c) To the Seller’s Knowledge, none of the employees of the Jet Center Entities is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee’s duties to the Jet Center Entities or that would conflict with the FBO Business as conducted and as proposed to be conducted. Neither the execution nor delivery of this Agreement or any related agreements, nor the carrying on of the FBO Business by its employees, nor the conduct of the FBO Business as conducted and as proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee of the FBO Business is now obligated. To the Seller’s Knowledge, it is not or will not be necessary to utilize any inventions, trade secrets or proprietary information of any of the employees working in the FBO Business made prior to their employment with the Jet Center Entities, except for inventions, trade secrets or proprietary information that have been assigned to the Jet Center Entities.

(d) To the Seller’s Knowledge, no claims have been asserted by any other person or entity contesting the validity, enforceability, use or ownership of any of the Intellectual Property Rights. To the Seller’s Knowledge, there has been no infringement or misappropriation by any other person or entity with respect to any of the Intellectual Property Rights.

(e) Notwithstanding the foregoing, to the Seller’s Knowledge, Trade Secrets (as defined below) used in or necessary for the FBO Business are, or will be prior to the Closing Date, the unencumbered property of the Jet Center Entities. No claim has been asserted by any entity or person with respect to, or challenging or questioning, the ownership, validity of or right to use the Trade Secrets, nor, to the Seller’s Knowledge, is there a valid basis for any such claim. “Trade Secrets” means trade secrets (as such are determined under applicable law), know-how and other confidential business information, including technical information, marketing plans, research, designs, plans, methods, techniques, and processes, any and all technology, supplier lists, computer software programs or applications, in both source and object code form, technical documentation of such software programs, statistical models, supplier lists, e-mail lists, inventions, sui generis database rights, databases and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing.

2.10    Permits; Compliance with Laws.

(a) A true, correct and complete list of all licenses, franchises, permits and other governmental authorizations relating to the ownership and operation of the FBO Business are set forth on Schedule 2.10(a). Except as set forth on Schedule 2.10(a), the licenses, franchises, permits and other governmental authorizations listed on Schedule 2.10(a) are valid and in effect, and neither the Seller nor any of the Jet Center Entities has received any notice in writing or has any Knowledge that: (i) any Governmental Authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization; or (ii) any Jet Center Entity is conducting its business and carrying out any activities in breach or violation of any such license, franchise, permit or other governmental authorization. The licenses, franchises, permits and other governmental authorizations listed on Schedule 2.10(a) are the only licenses, franchises, permits and other governmental authorizations required for the conduct of the FBO Business as it is now being conducted or carried out by the Jet Center Entities. The FBO Business has been conducted in compliance with the requirements, standards, criteria and conditions set forth in the licenses, franchises, permits and other governmental authorizations listed on Schedule 2.10(a). The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Jet Center Entities by, any licenses, franchises, permits or other governmental authorizations listed on Schedule 2.10(a).

(b) The Jet Center Entities are in material compliance with all applicable national, state, local and foreign laws, rules and regulations. Except as set forth on Schedule 2.10(b), no Jet Center Entity has received from any Governmental Authority within the past three years any written notification with respect to possible conflicts, defaults or violations of any national, state, local and foreign laws, rules and regulations.

2.11    Real Property; Leases of Real Property.

(a) None of the Jet Center Entities owns or has ever owned fee simple title to any real property.

(b) There are no leases of real property or rights therein under which any of the Jet Center Entities, with respect to the FBO Business, is a lessee or sublessee other than real property leases described on Schedule 2.11(b) (including all renewals, extensions, modifications and supplements thereto, the “Real Property Leases”). A complete and correct copy of each Real Property Lease has been furnished to the Acquiror. Except as disclosed on Schedule 2.11(b), no consent is required of any landlord or other third party to any Real Property Lease to consummate the Acquisition. None of the Jet Center Entities are in default in any respect beyond any applicable notice or grace period and neither Seller nor any of the Jet Center Entities has received written notice of any such default still outstanding on the date hereof under any Real Property Lease, and on the date hereof, to the Seller’s Knowledge, there exists no uncured default thereunder by any other party. All Real Property Leases are, or will be prior to the Closing Date, legal, valid, binding, in full force and effect and are enforceable against the Jet Center Entities, and to the Seller’s Knowledge, the other parties thereto, in accordance with their terms except as limited by the Bankruptcy and Equity Exceptions. The real property demised under the Real Property Leases constitutes all of the real property necessary for the operation of the FBO Business as presently conducted. There is no brokerage commission or finder’s fee due from the Seller or the Jet Center Entities and unpaid with regard to the Real Property Leases, or which will become due at any time in the future with regard to any Real Property Lease. No proceeding is pending or, to the Seller’s Knowledge, threatened for the taking or condemnation of all or any portion of the property demised under the Real Property Leases.

(c) To the Seller’s Knowledge, except as set forth on Schedule 2.11(c), there are no unrecorded covenants, deed restrictions, easements, leases, subleases or rights of occupancy or Liens that encumber any of the Real Property Leases or any of the properties demised under the Real Property Leases.

(d) To the Seller’s Knowledge, except as set forth on Schedule 2.11(d), there are no easements, rights of way or licenses that are not in full force and effect necessary for the operation of the premises demised under the Real Property Leases and all such easements, rights of way and licenses set forth on Schedule 2.11(d) are in full force and effect.

(e) Except as set forth on Schedule 2.11(e), the premises demised under the Real Property Leases, including the walls, ceilings and other structural elements of any improvements erected on the properties demised under the Real Property Leases and the building systems such as heating, plumbing, ventilation, air conditioning, mechanical and electric, are: (i) adequate and sufficient for the current operations of the FBO Business; and (ii) in good working order, repair and operating condition as of the date hereof, ordinary wear and tear excepted and without any structural defects other than minimal structural defects which do not affect the value or use of such properties and have been maintained in accordance with generally accepted industry practices.

(f) The Jet Center Entities have the right of ingress and egress, through a public road, street, easement or license, to and from each of the properties demised under the Real Property Leases.

(g) Except as set forth on Schedule 2.11(g), the Jet Center Entities have not provided any letters of credit or other security in favor of any unrelated party for any Contracts entered into by the Jet Center Entities including, without limitation, the Real Property Leases.

(h) The Jet Center Entities’ interests in the Real Property Leases is free and clear of all liens, except for Permitted Liens.

(i) Other than in the ordinary course of business (e.g., hangar leases), there are no parties other than the Jet Center Entities in possession of any of the real property leased by the Jet Center Entities or any portion thereof, and, other than in the ordinary course of business (e.g., hangar leases), there are no contracts, agreements or arrangements granting to any party or parties the right of use or occupancy of any of such leased real property or any portion thereof.

(j) To the Knowledge of the Seller, (1) legal descriptions for the real property contained in the Real Property Leases adequately describe the property subject thereto and (2) all facilities, buildings, improvements and other structures used in the FBO Business are located on the real property leased by the Jet Center Entities.

2.12    Insurance.

Schedule 2.12 contains a complete and correct list of all policies of insurance of any kind or nature covering the FBO Business including, without limitation, policies of life, fire, theft, professional services, employee fidelity, directors’ and officers’ and other casualty and liability insurance, and such policies are in full force and effect. Complete and correct copies of each such policy have been provided to the Acquiror. Schedule 2.12 also sets forth: (a) with respect to each such insurance policy, the applicable deductible amounts and any limitations to coverage; and (b) a true and complete list of claims made in respect of such insurance policies from and after January 1, 2004. No notice of cancellation has been received with respect to any insurance policies relating to the FBO Business, and except for workers’ compensation policies, no such policies are subject to any retroactive rate or audit adjustments or coinsurance arrangements. There is no claim by the Seller or the Jet Center Entities pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies or requirement by any insurer to perform work which has not been satisfied. Neither the Seller nor any of the Jet Center Entities has incurred any liability covered by the insurance policies for which it has not properly asserted a claim under such policies. All premiums due under all insurance policies have been paid. The insurance policies set forth on Schedule 2.12 cover risks and liabilities to an extent and in a manner customary in the FBO industry and the aircraft maintenance and avionics business.

2.13    Contracts.

(a) Schedule 2.13(a) lists the following agreements to which any of the Jet Center Entities is a party (or provides a cross-reference to another schedule in the Disclosure Schedules where such agreements are listed) (each a “Material Contract”):

(i) all documents relating to indebtedness for money borrowed or collateral therefor, including guarantees;

(ii) all collective bargaining, labor, employment, consulting, termination, compensation, bonus, profit sharing, severance, stock option, stock purchase, retirement, pension, health, accident, group insurance, liability, death benefit and other agreements or plans relating to compensation of or benefits for current or former officers or employees;

(iii) any lease, contract, commitment, or agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will: (A) extend over a period of more than one year; (B) result in a loss; or (C) involve consideration paid or received in excess of $50,000;

(iv) any contract, agreement, or instrument not entered into in the ordinary course of business;

(v) any contract containing restrictions on the operations of the FBO Business to compete in any geographic region or in any line of business;

(vi) any lease of real property and all personal property leases;

(vii) any agreement concerning a partnership or joint venture;

(viii) any agreement between the Seller (or any of the Jet Center Entities) and any of their respective Affiliates; an “Affiliate” of any Person means any other Person directly or indirectly through one or more intermediary persons, Controlling, Controlled by or under common Control (as defined below) with such Person and shall include in each case all of such Persons’ officers, directors, agents, employees, and subsidiaries; “Control” with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other Persons by or through stock ownership, agency or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing;

(ix) any agreement under which any of the Jet Center Entities has advanced or loaned any amount to any of its directors, officers, stockholders or employees outside the ordinary course of business;

(x) any contract relating to fuel purchases, fuel sales, into-plane services, ground support services, aircraft management, aircraft hangar rental, aircraft tie-down services, de-icing, de-fueling and aircraft maintenance and avionics;

(xi) each and every other contract that is material to the financial condition, earnings or operation of the FBO Business; and

(xii) any other agreement (or group of related agreements), the performance of which involves annual consideration in excess of $50,000.

Complete and correct copies of each of the agreements listed on Schedule 2.13(a) have been provided to the Acquiror.

(b) Each of the Seller and the Jet Center Entities has performed all of its obligations required to be performed by it to date and is not in material default in any respect under any agreement set forth on Schedule 2.13(a). To the Seller’s Knowledge, no party with whom the Seller or any of the Jet Center Entities has such an agreement is in default thereunder. All of the agreements set forth on Schedule 2.13(a) are, or will be prior to the Closing Date, in full force and effect and enforceable against the Seller or the relevant Jet Center Entity, as applicable, and to the Seller’s Knowledge, the other parties thereto in accordance with their terms, except as limited by the Bankruptcy and Equity Exceptions. Except as set forth on Schedule 2.13(b), neither the Seller nor any of the Jet Center Entities has been notified in writing, and the Seller has no Knowledge, that any party to any agreement set forth on Schedule 2.13(a) intends to cancel, terminate, not renew or exercise an option, or materially increase the rent or other fees required to be paid or materially decrease the goods purchased or sold or services provided by or to such party under any such agreement, whether in connection with the Acquisition or otherwise. Neither the Seller nor any of the Jet Center Entities has been the subject of any warranty claim, indemnification claim or any other claim whatsoever arising out of or relating to any agreement set forth on Schedule 2.13(a) and, to the Seller’s Knowledge, no such claims have been or are presently threatened. Except as set forth on Schedule 2.13(b), none of the agreements with any third party set forth on Schedule 2.13(a) requires or provides for the payment of any rebate, allowance, stocking fee or other similar payment to any such third party in an amount in excess of $10,000 on an annual basis.

2.14    No Violation.

Except as set forth on Schedule 2.14, neither the execution or delivery by any of the Jet Center Entities of this Agreement or any Transaction Document to which any of the Jet Center Entities is a party, nor the consummation by any of the Jet Center Entities of the Acquisition, will violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any Governmental Authority, or court to which a Jet Center Entity is a party or to which it is bound or subject, conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any agreement or contract listed on Schedule 2.13(a), or constitute a default in any respect thereunder, or result in the creation of any Lien upon any of the assets used in the FBO Business, nor will it violate any of the provisions of the Certificate of Formation or Limited Liability Company Agreement of any Jet Center Entity or violate any judgment or decree by which any Jet Center Entity is bound.

2.15    Litigation; Orders.

Except as set forth on Schedule 2.15, there is no pending action, arbitration, audit, hearing, litigation, suit or, to the Seller’s Knowledge, investigation (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, heard by or before, or otherwise involving, any court, Governmental Authority, arbitrator or other third party, whether at law or in equity (a “Proceeding”) (whether or not the defense thereof or liabilities in respect thereof are covered by insurance), that: (a) has been commenced by or against the Seller or any of the Jet Center Entities; or (b) challenges or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Acquisition. To the Seller’s Knowledge, no Proceeding has been threatened by or against the Seller or any of the Jet Center Entities and no event has occurred or circumstances exist that may give rise to or serve as a basis for commencement of any Proceeding by or against the Seller or any of the Jet Center Entities. Copies of all pleadings, correspondence and other documents relating to each Proceeding listed on Schedule 2.15 have been delivered or made available to the Acquiror. All notices required to have been given to any insurance company listed as insuring against any Proceeding listed on Schedule 2.15 have been timely and duly given and, except as set forth on Schedule 2.15, no insurance company has asserted that such Proceeding is not covered by the applicable policy relating to such Proceeding.

2.16    Third Party and Governmental Consents.

Except for the consents set forth on Schedule 2.16, no consent, waiver, approval, permit, authorization of, declaration to or filing with any third party or Governmental Authority on the part of the Seller or the Jet Center Entities is required in connection with the execution and delivery of this Agreement or any Transaction Document to which the Seller or any of the Jet Center Entities is a party or the consummation of the Acquisition, except for the approvals required under the HSR Act.

2.17    Environmental Matters.

(a) For purposes of this Agreement, “Environmental Laws” means any federal, state or local law (including common law), ordinance, regulation, order, or permit, license or approval pertaining to the environment, natural resources, Hazardous Materials, or human health or safety as presently in effect or as amended as of the Closing Date.

(b) For purposes of this Agreement, “Hazardous Materials” means hazardous wastes as presently defined by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et. seq., as amended, and regulations promulgated thereunder and hazardous substances as presently defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended (“CERCLA” or “Superfund”) and regulations promulgated thereunder, and shall also include any pollutant, contaminant, substance, material or waste (regardless of physical form or concentration) that is regulated, listed or identified under any Environmental Law.

(c) Except as disclosed on Schedule 2.17(c): (i) the operations of the Jet Center Entities are now and have at all times during the period of ownership and operation of the FBO Business by the Jet Center Entities been in compliance with applicable Environmental Laws; (ii) neither the Seller nor any of the Jet Center Entities is subject to any pending or, to the Seller’s Knowledge, threatened judicial, administrative or civil proceeding alleging the violation of any Environmental Law or alleging responsibility for environmental conditions at any real property; (iii)  neither the Seller nor any of the Jet Center Entities has received any written notice that it is potentially responsible under any Environmental Law for environmental conditions at the premises demised under the Real Property Leases or potentially liable for any claims relating to the FBO Business and arising under Environmental Laws; (iv) neither the Seller nor any of the Jet Center Entities has received a written request for information under CERCLA or any state or local counterpart; (v) neither the Seller nor any of the Jet Center Entities has disposed of or released Hazardous Materials, except in accordance with applicable Environmental Laws, on, in, at or under any real property currently or formerly owned, operated, leased or occupied by the Seller or the Jet Center Entities; (vi) there are no underground storage tanks or piping, septic tanks, drains, sumps, pits, ponds, impoundments, lagoons, landfills, waste piles, friable asbestos containing materials, peeling or damaged lead paint or regulated polychlorinated biphenyls present on, in, at or under any real property currently owned, operated, leased or occupied by the Seller or the Jet Center Entities; (vii) neither the Seller nor any of the Jet Center Entities has, during the period of ownership and operation of the FBO Business by the Jet Center Entities, generated for transport, transported, disposed of or released any Hazardous Materials to, in or at any other real property in violation of applicable Environmental Laws; (viii) the Jet Center Entities have, or will have prior to the Closing Date, all permits, licenses and approvals required by Environmental Laws to conduct the FBO Business and neither the Seller nor any of the Jet Center Entities has received any notice that any Governmental Authority intends to cancel, terminate or not renew any such permit, license or approval; (ix) neither the Seller nor any of the Jet Center Entities has agreed to indemnify any predecessor or other party, including a buyer, seller, landlord or tenant, with respect to any environmental liability nor has the Seller or any of the Jet Center Entities agreed to assume the environmental liability of any person by contract, agreement, or operation of law; (x) the transactions contemplated by this Agreement are not subject to any state environmental transfer laws and no governmental approval, clearance or consent is required under any Environmental Law for the consummation of the Acquisition or for the continuation of the FBO Business as presently conducted after the Closing; (xi) to the Seller’s Knowledge, no other Person has released Hazardous Materials at any property currently or formerly owned, operated, leased or occupied by the Jet Center Entities or in a location that would threaten or contaminate such properties; and (xii) the Seller has delivered to the Acquiror copies of all environmental reports, permits, suits, information requests, orders, notices of violation, closure letters, site status letters and similar documentation that are in its possession or control, each of which is listed on Schedule 2.17(c), and has disclosed its waste practices and its use of Hazardous Materials, if any, on Schedule 2.17(c).

2.18    Employees; Consultants; Labor Matters.

(a) The Seller has provided the Acquiror with a true and correct list, by categorization of job position rather that by name, of all Persons presently employed in the FBO Business, all Persons who presently perform work for the FBO Business pursuant to any agreements between the Jet Center Entities and any employment agency, and all currently-engaged independent contractors and consultants (collectively, the “Independent Contractors”) of the Jet Center Entities, and the total compensation, including base salary or wages, bonus, commissions, and all other available forms of compensation, paid or to become payable to each such individual for the 2006 calendar year.

(b) Schedule 2.18(b) lists all employment agreements, independent contractor agreements, consulting agreements or severance agreements to which any Jet Center Entity is a party. This Agreement and the Acquisition do not and will not violate any such employment, independent contractor or consulting agreements. Each Jet Center Entity is in material compliance with all federal, state, and local laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and no Jet Center Entity has engaged in any unfair labor practice. Except as set forth on Schedule 2.18(b), no Jet Center Entity has received any written notice of noncompliance of any currently applicable federal, state, and local laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices.

(c) The Jet Center Entities have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees and are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. The Jet Center Entities are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees. Except as set forth on Schedule 2.18(c), there are no pending claims against any of the Jet Center Entities under any workers’ compensation plan or policy or for long term disability. There are no claims or controversies pending or, to the Seller’s Knowledge, threatened, between any of the Jet Center Entities and any of their employees or Independent Contractors.

(d) To the Seller’s Knowledge, no employees working in the FBO Business or Independent Contractors are in violation of any term of any employment contract, patent disclosure agreement, enforceable non-competition agreement, or any enforceable restrictive covenant to a former employer or customer relating to the right of any such employee or Independent Contractor to be employed by the Jet Center Entities because of the nature of the business conducted or presently proposed to be conducted by the Jet Center Entities after the Closing Date or to the use of trade secrets or proprietary information of others.

(e) No employees or Independent Contractors of the Jet Center Entities have given notice and, to the Seller’s Knowledge, no such employee or Independent Contractor intends to terminate his or her employment, independent contractor or consulting relationship with the Jet Center Entities.

(f) Except as set forth on Schedule 2.18(f): (i) no Jet Center Entity is a party to any Contract with any labor organization or other representative of its employees; (ii) there is no unfair labor practice charge or complaint pending or, to the Seller’s Knowledge, threatened against any of the Jet Center Entities; (iii) no Jet Center Entity has experienced any labor strike, slowdown, work stoppage or similar labor controversy within the past three years; (iv) no representation question has been raised respecting the Jet Center Entities’ employees working within the past three years, nor are there any campaigns being conducted to solicit authorization from the Jet Center Entities’ employees to be represented by any labor organization; (v) no claim before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Jet Center Entities’ employees, is pending or, to the Seller’s Knowledge, threatened against any of the Jet Center Entities; (vi) no Jet Center Entity is a party to, or otherwise bound by, any order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ relating to its employees or employment practices; and (vii) the Jet Center Entities have paid or accrued in full to all of their employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.

2.19    Business Conduct.

Except as set forth on Schedule 2.19 or as contemplated by this Agreement, from and after the Balance Sheet Date, the FBO Business has been conducted only in the ordinary course consistent with past custom and practice and there has not been any:

(a) Material Adverse Effect;

(b) loan or advance by the Jet Center Entities to any Person other than sales to customers on credit in the ordinary course of business consistent with past custom and practices;

(c) declaration, setting aside, or payment of any dividend or other distribution in respect of any equity interest in the Jet Center Entities, or any direct or indirect redemption, purchase, or other acquisition of such equity interest;

(d) incurrence of any debts, liabilities or obligations except current liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business consistent with past custom and practices, liabilities on account of Taxes and governmental charges but not penalties, interest or fines in respect thereof;

(e) issuance by the Jet Center Entities of any notes, bonds, or other debt securities or any stock options, warrants or other equity securities or securities convertible into or exchangeable for any equity securities;

(f) cancellation, waiver or release by the Jet Center Entities of any debts, rights or claims, except in each case in the ordinary course of business consistent with past custom and practices;

(g) change in accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by the Jet Center Entities, unless required by GAAP;

(h) negotiation, sale, lease, transfer or conveyance by the Jet Center Entities of any assets other than in the ordinary course of business;

(i) capital expenditures or commitments therefor by the Jet Center Entities, other than with respect to the capital expenditures or commitments set forth on Schedule 2.24;

(j) creation of any Lien on any asset of the Jet Center Entities, except for Permitted Liens;

(k) adoption, amendment or termination of any employee benefit plan;

(l) increase in the benefits provided under any employee benefit plan; or

(m) occurrence or event not included in clauses (a) through (l) that is reasonably likely to have a Material Adverse Effect.

2.20    Transactions with Affiliates.

Except as set forth on Schedule 2.20, none of the Jet Center Entities is a party to any contract, agreement or other arrangement (other than those relating to employment and listed on Schedule 2.18(b) or in an aggregate amount not in excess of $1,000) with: (a) any current or former officer, director, employee or stockholder; (b) any parent, spouse, child, brother, sister or other family relation of any such officer, director, employee or stockholder; (c) any corporation, partnership or other entity of which any such officer, director, employee or stockholder or any such family relation is an officer, director, employee, partner or greater than 10% owner (based on percentage ownership of voting interest); or (d) any trust with respect to which any such entity is a trustee or beneficiary.

2.21    No Brokers.

Except as set forth on Schedule 2.21, neither the Seller nor any of the Jet Center Entities nor any Person acting on behalf of the Seller or any of the Jet Center Entities has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based.

2.22    Customers and Vendors.

Schedule 2.22 contains a complete and accurate list of the 10 largest customers (based on revenues) and 10 largest vendors (based on expenses) for the FBO Business for the fiscal years ended December 31, 2006, December 31, 2005 and December 31, 2004. Except as set forth on Schedule 2.22, the business activity between the Jet Center Entities and the 10 largest customer and 10 largest vendors during calendar year 2006 as set forth on Schedule 2.22 has not changed in any material respect. Except as set forth on Schedule 2.22, neither the Seller nor any of the Jet Center Entities has received written notice that, and the Seller has no Knowledge that, any such customer or any such vendor does not plan to continue to do business with the Jet Center Entities after the Closing, or plans to reduce its supplies to or volume of orders from the Jet Center Entities after the Closing or will not do business on substantially the same terms and conditions with the Jet Center Entities after the Closing as such vendor or customer did with the Jet Center Entities before the Closing. Except as described on Schedule 2.22, all of the relationships of the Jet Center Entities with its customers: (a) are described in written agreements, copies of which have been provided to the Acquiror; (b) have not been orally modified; and (c) require no performance by the Jet Center Entities beyond the written terms thereof. Schedule 2.22 identifies all vendors from whom the Jet Center Entities are entitled to any price discounts and all customers for whom the Jet Center Entities have granted any price discounts, and the oral or written agreements evidencing such discounts.

2.23    Employee Benefit Plans; ERISA.

(a) Schedule 2.23(a) contains a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is sponsored, maintained or contributed to or required to be contributed to by any of the Jet Center Entities or any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with any of the Jet Center Entities would be deemed a “single employer” within the meaning of Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the “Code”), or to which any of the Jet Center Entities or an ERISA Affiliate is a party or has or may have any liability (individually, a “Jet Center Plan,” and collectively, the “Jet Center Plans”).

(b) Neither the Jet Center Entities nor any ERISA Affiliate has ever sponsored, maintained, contributed to or had any obligation to contribute to a plan, whether or not within the definition of a Jet Center Plan, that is or was: (i) subject to Title IV of ERISA; (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA; (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code or that provided retiree health, life or other welfare benefits (other than benefits required by Legal Requirements); or (iv) subject to the minimum funding standards of ERISA Section 302 or Code Section 412. Further, neither the Jet Center Entities nor any ERISA Affiliate has ever contributed to or been obligated to contribute to a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

(c) Except as set forth on Schedule 2.23(c), none of the Jet Center Entities has announced or otherwise made a commitment to create any bonus or severance plan or program or any other employee benefit plan for employees in the FBO Business.

(d) Each Jet Center Plan has been maintained in material compliance with its terms and all applicable Legal Requirements.

(e) Except as set forth on Schedule 2.23(e), the Jet Center Entities do not sponsor, maintain, contribute to or have any other liability with respect to any arrangement that (i) provides deferred compensation that is subject to Code Section 409A or (ii) may result in the payment of excess parachute payments as described in Code Section 280G(b) (without regard to the exception contained in Code Section 280G(b)(5)(B).

(f) The only Jet Center Plan that is intended to qualify under Section 401(a) of the Code is the San Jose Jet Center, LLC and ACM Aviation, LLC 401(k) Plan, and it so qualifies.

2.24    Capital Expenditures.

Schedule 2.24 sets forth the capital expenditures incurred by the Jet Center Entities during calendar year 2006 and lists all budgeted capital expenditures or legally binding capital expenditure commitments by the Jet Center Entities from and after December 31, 2006. For any legally binding capital expenditure commitments exceeding $25,000, Schedule 2.24 also contains a reference to the contracts or agreements with the applicable third parties evidencing such capital expenditure commitments.

2.25    Certain Payments.

None of the Jet Center Entities nor or any of their directors, officers, employees or agents has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment in violation of any federal, state, local, municipal, foreign or other constitution, ordinance, regulation, statute, treaty, or other law to any person or entity, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Jet Center Entities or any affiliate of the Jet Center Entities; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Jet Center Entities.

2.26    Business Activity Restrictions.

Except as set forth on Schedule 2.26: (a) there is no non-competition or other similar agreement, commitment or order to which the Jet Center Entities or any of their Affiliates is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the FBO Business by the Jet Center Entities; (b) none of the Jet Center Entities has entered into any agreement under which it is restricted from selling products to, or providing services to, customers or potential customers in any geographic area, during any period of time or in any segment of the market or line of business; and (c) no Affiliate of the Jet Center Entities is a party to any agreement, which, by virtue of such person’s relationship with the Jet Center Entities, restricts it from, directly or indirectly, engaging in the FBO Business.

2.27    Accounts Receivable.

Except to the extent of the amount of the reserve for doubtful accounts reflected in the Interim Financial Statements or as set forth on Schedule 2.27, all accounts receivable of the Jet Center Entities reflected therein and all accounts receivable that have arisen since March 31, 2007 (except accounts receivable that have been collected since such date) are valid and enforceable claims, and constitute bona fide accounts receivable resulting from the sale of goods and performance of services in the ordinary course of the FBO Business. The accounts receivable are subject to no valid defense, offsets, returns, allowances or credits of any kind, and are fully collectible within 60 days from their due date, except to the extent of the amount of the reserve for doubtful accounts reflected in the Interim Financial Statements. Except for the accounts receivable, the Jet Center Entities have not made any loan or advance to any Person.

2.28    Operations of Jet Center Entities.

None of the Jet Center Entities is engaged in any businesses other than the ownership and operation of the FBO Business and certain aircraft management services occasionally in other locations pursuant to short-term leases. Except as described on Schedule 2.28, the Jet Center Entities are the only legal entities that own or operate the assets used or useable in connection with the FBO Business. Except as described on Schedule 2.28, none of the Jet Center Entities currently operates any aircraft management services, air charter business, aircraft maintenance, repair or overhaul activities, or any other activities, that are covered by 14 CFR Part 145.

2.29    No Significant Items Excluded.

The assets held by the Jet Center Entities include all assets, properties, contracts, permits or other items that are necessary to the ongoing operation of the FBO Business in substantially the same manner in which the FBO Business has been conducted prior to the date hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

The Acquiror hereby represents and warrants to the Seller that, except as otherwise set forth in the Disclosure Schedules, the following representations and warranties are, as of the date hereof, and will be (unless made as of a specified date), as of the Closing Date (subject to the disclosures on any updated Disclosure Schedules pursuant to Section 4.5(d)), true and correct.

3.1    Organization and Existence.

The Acquiror is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Acquiror has full power and authority to own its properties and carry on its business as it is now being conducted.

3.2    Execution and Effect of Agreement.

The Acquiror has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Acquisition. The execution, delivery and performance by the Acquiror of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Acquiror of the Acquisition have been duly and validly authorized and approved by the Acquiror and no other proceeding on the part of the Acquiror is necessary to authorize the execution, delivery and performance by the Acquiror of this Agreement or the other Transaction Documents to which the Acquiror is a party or the consummation of the Acquisition. This Agreement and the other Transaction Documents to which the Acquiror is a party have been duly and validly executed and delivered by the Acquiror and (assuming the valid execution and delivery thereof by the Seller and any other parties thereto) constitute the legal, valid and binding obligations of the Acquiror, enforceable against the Acquiror in accordance with their respective terms, except as limited by the Bankruptcy and Equity Exceptions.

3.3    No Violation.

Neither the execution or delivery by the Acquiror of this Agreement or any Transaction Document to which the Acquiror is a party nor the consummation by the Acquiror of the Acquisition will violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or restriction of any Governmental Authority, or court to which the Acquiror is a party or to which it is bound or subject, nor will it violate any of the provisions of the Acquiror’s charter or bylaws.

3.4    Litigation.

There is no Proceeding (whether or not the defense thereof or liabilities in respect thereof are covered by insurance), that: (a) has been commenced by or against the Acquiror that would have a material adverse effect on the Acquisition; or (b) challenges or may have the effect of preventing, delaying, making illegal, or otherwise interfering with the Acquisition. No Proceeding has been threatened by or against the Acquiror and no event has occurred or circumstances exist that may give rise to or serve as a basis for commencement of any Proceeding by or against the Acquiror that would have a material adverse effect on the Acquisition.

3.5    Consents.

Except for the consents set forth on Schedule 3.5, no consent, waiver, approval, permit, authorization of, declaration to or filing with any third party or Governmental Authority on the part of the Acquiror is required in connection with the execution and delivery of this Agreement or any Transaction Document to which the Acquiror is a party or the consummation of the Acquisition, except for the approvals required under the HSR Act and filings pursuant to applicable securities laws or listing agreements with securities exchanges.

3.6    No Brokers.

Except for the arrangements set forth on Schedule 3.6 (which are the sole obligation of the Acquiror), neither the Acquiror nor any Person acting on behalf of the Acquiror has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based.

ARTICLE IV

COVENANTS

4.1    Filings and Other Actions.

(a) Upon the terms and subject to the conditions contained herein, each of the Parties hereto hereby agrees: (i) to cooperate with one another in determining whether any filings are required to be made with, or consents or permits are required to be obtained from, any Governmental Authority in any jurisdiction or any airport authority, lender, lessor or other third party in connection with the consummation of the Acquisition and cooperate in making any such filings promptly and in seeking timely to obtain any such consents and permits; (ii) to use commercially reasonable efforts to defend all actions challenging this Agreement or the consummation of the Acquisition and use its commercially reasonable efforts to lift or rescind any injunction or restraining order or other court order adversely affecting the ability of the Parties to consummate the Acquisition; and (iii) to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Acquisition, including using commercially reasonable efforts to (A) cause the conditions precedent set forth in Article V to be satisfied, (B) obtain all necessary actions or nonactions, waivers, consents, approvals, rulings, exemptions, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Authority, (C) assist the Acquiror with obtaining replacement licenses and associated permits, and any associated required consents or approvals, in each case, from the Federal Communications Commission as of or following the Closing to enable the Jet Center Entities to continue to operate the FBO Business immediately following Closing insofar as matters related to the Federal Communications Commission is concerned in a manner consistent in all material respects with its operation prior to Closing, which efforts shall include providing the Acquiror with information about Jet Center Entities as may be required for such licenses, permits, consents or approvals; and (D) execute or deliver any additional instruments reasonably necessary to consummate the Acquisition, and to fully carry out the purposes of, this Agreement. As soon as practicable following the date hereof, the Seller and the Acquiror will jointly use their commercially reasonable efforts to obtain any required consents, waivers and approvals in connection with the consummation of the Acquisition.

(b) All licenses, franchises, permits and other governmental authorizations required for the conduct of the FBO Business as it is now being conducted or carried out by the Jet Center Entities are or will prior to the Closing be issued to or for the benefit of the Jet Center Entities.

4.2    HSR Act.

In connection with the transactions contemplated by this Agreement, the Parties shall comply promptly after the date hereof with the notification and reporting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (“HSR Act”) and use all commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act. The Parties shall comply with any additional request for information, including requests for production of documents and production of witnesses for interviews or depositions, by any antitrust authority. Without limiting the foregoing, the Acquiror and the Seller shall use commercially reasonable efforts to cooperate and oppose any preliminary injunction sought by any Governmental Authority under the HSR Act preventing the consummation of the transactions contemplated by this Agreement; provided, that, neither the Acquiror nor the Seller will be required to divest any of its assets in connection with these efforts. The Acquiror and the Seller shall split equally the fees associated with filings under the HSR Act.

4.3    Conduct of Business Pending Closing.

Except as otherwise provided in this Agreement or with the prior written consent of the Acquiror, between the date of this Agreement and the Closing Date or the earlier termination of this Agreement pursuant to Section 7.1, each of the Jet Center Entities shall:

(a) carry on the FBO Business in the ordinary course consistent with past practice;

(b) use its best efforts to: (i) preserve the FBO Business intact; (ii) preserve existing relationships with Persons related to the FBO Business; (iii) retain the services of the present employees of the FBO Business; and (iv) preserve the goodwill of the customers and vendors of the FBO Business;

(c) except as permitted by this Agreement, not use, disseminate or disclose, directly or indirectly, any of the Trade Secrets to any party;

(d) not amend or terminate any agreements or contracts that require annual payments or receipts of funds by any of the Jet Center Entities in excess of $50,000;

(e) inform the Acquiror of the occurrence of any event that may result in a Material Adverse Effect;

(f) not take or cause to be taken any of the actions described in Section 2.19 of this Agreement;

(g) not intentionally cause any Material Adverse Effect;

(h) not hire any additional employees who have total annual compensation in excess of $90,000;

(i) not purchase Inventory Assets other than in the ordinary course of business consistent with past practice and shall not materially change the nature, level and condition of the Inventory Assets;

(j) not write-down or write-up (or fail to write down or write up in accordance with GAAP) the value of any Inventory Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(k) not make, revoke or change any Tax elections, or settle any matter relating to Taxes, without the prior written consent of the Acquiror;

(l) not intentionally take any action that would give rise to a breach of any of the representations and warranties set forth in Article II hereof;

(m) not increase the compensation or benefits payable to, or to become payable to, any employees of the Jet Center Entities, pay any benefit to any such employees not required by any existing Company Employee Benefit Plan as in effect on the date of this Agreement, or modify any Company Employee Benefit Plan except to the extent required by applicable Law;

(n) not enter into any contract or agreement requiring any of the Jet Center Entities to incur obligations exceeding $50,000, except in the ordinary course of business;

(o) not enter into any transactions set forth in Section 2.20; and

(p) not take or agree to take any actions inconsistent with the above.

Notwithstanding anything to the contrary, the Jet Center Entities may distribute to their respective members, including the Seller, such funds as may be available for distribution as they may deem appropriate; provided, however, that no distribution may be made to the Seller to the extent it would cause the Working Capital to become negative as of the Closing.

Neither Seller nor the Jet Center Entities will enter into any financing arrangements for the design or construction costs of Hangar F without the Acquiror's prior approval, which approval will not be unreasonably withheld, conditioned or delayed.

4.4    No Shop.

(a) In consideration of the substantial expenditure of time, effort and expense undertaken by the Acquiror in connection with its due diligence efforts and the preparation, negotiation and execution of this Agreement, each of the Members and the Beneficial Owners agree that neither they, the Jet Center Entities, nor their Representatives shall, after the execution of this Agreement until the Closing Date or the earlier termination of this Agreement pursuant to Section 7.1 (the “No-Shop Period”), directly or indirectly: (i) solicit, initiate, encourage, enter into, conduct or continue any negotiation of terms or enter into any agreement or understanding, with any other person or entity (other than any officer, director, controlled affiliate or employee of the Seller, the Jet Center Entities, or any of their respective affiliates or any investment banker, attorney or other advisor or representative of the Seller, the Jet Center Entities or any of its affiliates) regarding the transfer, directly or indirectly, of any interest in the Jet Center Entities or any material portion of the assets of the FBO Business (including by way of license); or (ii) disclose any nonpublic information relating to the FBO Business or afford access to the books or records of Seller or any of the Jet Center Entities to any other person or entity that Seller is informed is considering acquiring an interest in the Jet Center Entities. If, during the No-Shop Period, the Seller or its Representatives receives any written request for information or written indication of interest from any Person that may be interested in acquiring an interest in the Seller or the Jet Center Entities, the Seller shall promptly refuse any such communication and cease any discussion related thereto and promptly disclose to the Acquiror the receipt of such request or indication of interest, and the material terms of any such indication of interest, and shall provide to the Acquiror copies of any correspondence or other written materials received in connection therewith. The Seller and the Beneficial Owners hereby confirm to the Acquiror that, as of the date hereof, all discussions, negotiations and other activities with any other person by or on behalf of the Seller and the Jet Center Entities have been terminated and that neither the Seller nor any of the Jet Center Entities has any obligation to sell to or discuss with any other person the sale of any assets comprising the FBO Business or the stock or assets of either the Seller or any of the Jet Center Entities.

(b) The Seller hereby represents and warrants to the Acquiror that by entering into this Agreement and performing the actions contemplated hereby, the Seller is not violating or breaching any other contract or agreement to which the Seller is a party with any other Person with respect to any sale of the assets comprising the FBO Business or limited liability company interests of the Jet Center Entities.

(c) In the event that the Seller or its Representatives breaches its obligations in Section 4.4(a) and in addition to any other legal remedy available to the Acquiror related thereto, the Seller hereby agrees that it shall pay all costs and expenses of the Acquiror incurred in connection with enforcing its rights hereunder, including all reasonable attorneys’ fees and expenses. In the event of any breach or inaccuracy of the representation and warranty set forth in Section 4.4(b) and in addition to any other legal remedy available to the Acquiror related thereto, the Seller hereby agrees to pay to the Acquiror reasonable damages and other losses, if any, of any kind or nature whatsoever incurred by the Acquiror arising from or relating to such breach or inaccuracy, including without limitation: (i) any damages or losses resulting from claims by third parties; and (ii) the Acquiror's reasonable attorneys' fees.

4.5    Notification of Certain Matters.

(a) Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, the Seller Representative shall give prompt notice to the Acquiror of: (i) any fact, condition, information or discovery that any representation or warranty of the Seller or the Beneficial Owners made on the date hereof was untrue or inaccurate in any respect; and (ii) any failure of the Seller or the Beneficial Owners to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person hereunder. The delivery of any notice pursuant to this Section 4.5(a) shall not be deemed to: (a) modify the representations or warranties as made on the date hereof by the Seller or the Beneficial Owners; (b) modify the conditions set forth in Article V or (c) limit or otherwise affect the remedies available hereunder to the Acquiror.

(b) Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, the Seller Representative shall give prompt notice to the Acquiror of the occurrence or nonoccurrence of any event which would cause any representation or warranty of the Seller or the Beneficial Owners made on the date hereof to be untrue or inaccurate in any material respect at the Closing when such representations and warranties are required to be made again. It is understood and agreed that the Seller has a continuing obligation until the Closing Date to amend or supplement promptly the Disclosure Schedules with respect to any matter hereafter arising or discovered which, if existing or known as of the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or that is necessary to complete or correct any information in any representation or warranty of the Seller and the Beneficial Owners contained in this Agreement. The disclosure provided by the Seller and the Beneficial Owners in any such amended, supplemented or revised Disclosure Schedule (collectively, “Supplemental Disclosures”) shall in no way affect or be deemed to limit the Acquiror’s right and option, exercisable at any time prior to the Closing, to provide written notice to the Seller Representative that the Acquiror has elected to terminate this Agreement if, in the exercise of the Acquiror’s commercially reasonable good faith judgment, items identified in the Supplemental Disclosures, that were not included in the Disclosure Schedules in the form attached to this Agreement at the time of execution, disclose that matters exist which may reasonably have a Material Adverse Effect; provided, that, Acquiror may only terminate this Agreement pursuant to foregoing clause after Macquarie FBO Holdings LLC or any of its Affiliates includes financial information about the Jet Center Entities in a public filing if the items identified in the Supplemental Disclosures, that were not included in the Disclosure Schedules, in the form attached to this Agreement at the time of execution, disclose matters that existed at the time of execution and such matters have or have had a Material Adverse Effect. If the Acquiror does not elect to terminate this Agreement as provided above, this Agreement shall remain in full force and effect subject to the express provisions hereof and such changes or additional items shall (i) not constitute or be deemed to constitute a breach of the representations and warranties made by the Seller and the Beneficial Owners, and (ii) such Supplemental Disclosures shall upon the Closing be deemed to amend the Disclosure Schedules as of the date of this Agreement and thereby cure any breach which would have resulted from Seller and Beneficial Owners failure to disclose the matters set forth in the Supplemental Disclosures.

(c) Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, the Acquiror shall give prompt notice to the Seller Representative of: (a) any fact, condition, information or discovery that any representation or warranty of the Acquiror made on the date hereof was untrue or inaccurate in any respect; and (b) any failure of the Acquiror to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person hereunder. The delivery of any notice pursuant to this Section 4.5(c) shall not be deemed to: (i) modify the representations or warranties as made on the date hereof by the Acquiror; (ii) modify the conditions set forth in Article V; or (iii) limit or otherwise affect the remedies available hereunder to the Seller.

(d) Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, the Acquiror shall give prompt notice to the Seller Representative of the occurrence or nonoccurrence of any event which would cause any representation or warranty of the Acquiror made on the date hereof to be untrue or inaccurate in any respect at the Closing when such representations and warranties are required to be made again. The Acquiror shall prepare updated Disclosure Schedules for delivery to the Seller Representative on or before the Closing Date. If the events disclosed on the updated Disclosure Schedules occurred after the date hereof, such additional items shall not constitute or be deemed to constitute a breach of the representations and warranties made by the Acquiror on the date hereof.

4.6    Transfer/Assignment of Membership Interests.

On or prior to the Closing, the Seller shall take all actions necessary, and shall cause all of its Affiliates to take all actions necessary, to convey, transfer, assign and deliver to the Acquiror, all of their right, title and interest in and to the Membership Interests free and clear of all Liens without any consideration other than the consideration set forth in this Agreement.

4.7    Noncompete.

(a) Except as set forth on Schedule 4.7, for a period beginning on the Closing Date and ending on the second anniversary of the Closing Date (the “Restricted Period”), each of the Sellers and the Beneficial Owners (collectively, the “Restricted Parties”) agrees not to, within a 50-mile radius of the Mineta San Jose International Airport facilities (the “Geographic Area”): (i) engage in the FBO business, (ii) perform aircraft management services and (iii) operate an air charter business, directly or indirectly, as a stockholder, partner, member, owner, joint venturer, investor, lender or in any other capacity whatsoever (other than as a holder of not more than two percent of the total outstanding stock of a publicly held company).

(b) Each of the Restricted Parties acknowledges that: (i) an essential part of the Acquisition is the purchase by the Acquiror of goodwill and that to protect and preserve such goodwill, the covenants set forth in this Section 4.7 are not only reasonable and necessary but required as a condition to the Acquiror’s consummation of the Acquisition; (ii) the provisions of this Section 4.7 are the product of arm’s-length negotiation and are reasonable and necessary to protect and preserve the Acquiror’s interests in and right to the ownership, use and operation of the FBO Business from and after the Closing Date; and (iii) the Acquiror would be damaged if any of the Restricted Parties breached the covenants set forth in this Section 4.7.

(c) The Parties recognize that damages in the event of a breach by any of the Restricted Parties of any provision of this Section 4.7 would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Acquiror, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude any other rights or remedies at law or in equity which the Acquiror may have relating to a breach of this Section 4.7.

(d) Whenever possible, each provision and term of this Section 4.7 shall be interpreted in a manner to be effective and valid, but if any provision or term of this Section 4.7 is held to be prohibited or invalid, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Section 4.7. If any of the covenants set forth in this Section 4.7 are held to be unreasonable, arbitrary or against public policy, such covenants shall be considered divisible with respect to duration, geographic area and scope, and in such lesser duration, geographic area and scope, shall be effective, binding and enforceable against the Seller and the Restricted Parties to the greatest extent permissible.

4.8    Further Assurances.

The Parties hereto hereby agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the Acquisition. The Parties hereto hereby agree to seek diligently to cause the conditions to Closing which reasonably are within their control to be satisfied on or before the Closing Date. The Jet Center Entities and the Seller will cooperate, and will cause the Jet Center Entities’ accountants and other representatives to cooperate, with the Acquiror, Macquarie FBO Holdings LLC and its affiliates (each being referred to as a “Macquarie Entity” and collectively as the “Macquarie Entities”), and each of their respective accountants and other representatives, at the Acquiror’s or Macquarie Entity’s (as the case may be) sole cost and expense, to provide information (including certifications and responses to inquiries from the Acquiror's, Macquarie Entities’ or Jet Center Entities’ auditors regarding the business and/or management of the Jet Center Entities) and access to employees of the Jet Center Entities to assist the Acquiror, Macquarie Entities and each of their respective accountants and other representatives with the preparation of financial statements for and other disclosure about the Jet Center Entities in connection with the Acquisition and/or capital raising activities that are compliant with Regulation S-X of the Securities Act Securities Act of 1933, as amended (the “Securities Act”) or otherwise in accordance with applicable Legal Requirements or listing agreements with securities exchanges; provided, however, so long as the Jet Center Entities and Seller comply with the foregoing covenants, the Parties acknowledge and agree that: (i) the preparation of financial statements for and other disclosure about the Jet Center Entities that are compliant with Regulation S-X of the Securities Act or otherwise in accordance with applicable Legal Requirements or listing agreements with securities exchanges is not a condition to Closing; and (ii) the failure to have financial statements prepared for and other disclosure about the Jet Center Entities that are compliant with Regulation S-X of the Securities Act or otherwise in accordance with applicable Legal Requirements or listing agreements with securities exchanges shall not be a breach of the covenant set forth above.

4.9    Post-Closing Covenants.

(a) Confidentiality. After the date hereof, the Seller and the Jet Center Entities shall hold in strict confidence, and shall use their best efforts to cause all of the Seller’s Representatives to hold in strict confidence, all confidential information concerning the FBO Business.

(b) Nonsolicitation. Except as set forth on Schedule 4.9(b), none of the Seller, the Beneficial Owners or their Affiliates shall recruit, solicit or induce, or attempt to induce, any of the employees of the FBO Business or any employee or consultant of the Acquiror or its Affiliates to terminate their employment with, or otherwise cease their relationship with, the Acquiror or its Affiliates before or within two years after the Closing Date without the prior written consent of the Acquiror.

(c) Further Assurances. The Seller and the Jet Center Entities hereby agree, without further consideration, to execute and deliver following the Closing Date such other instruments of transfer and take such other actions as the Acquiror may reasonably request in order to put the Acquiror in possession of, and to vest in the Acquiror, good, valid, and unencumbered title to the Membership Interests in accordance with this Agreement and to consummate the Acquisition. The Acquiror hereby agrees, without further consideration, to take such other action following the date hereof and execute and deliver such other documents as the Seller may reasonably request in order to consummate the Acquisition in accordance with this Agreement.

4.10    Employee Matters.

The Acquiror or one of its Affiliates shall employ each of Dan Ryan and Tim Murray for 18 months after the Closing at a base salary no less than the current salary being paid to each of Dan Ryan and Tim Murray. The Acquiror or one of its Affiliates will provide each of Dan Ryan and Tim Murray with bonus compensation opportunities and benefits similar to other similarly situated employees employed by the Acquiror in the FBO Business during the term of their employment with the Acquiror or one of its Affiliates. Nothing in this Section 4.10 shall prohibit the Acquiror or one of its Affiliates from terminating the employment of Dan Ryan and/or Tim Murray at any time after the Closing (a) for Cause (as defined herein) or (b) for any other reason; provided, however, that (in the case of a termination other than for Cause) the Acquiror or one of its Affiliates continues to provide such terminated employee’s then current base salary for the remainder of his 18 month employment term or pays the terminated employee a lump sum equal to such amount, subject to applicable withholdings and delivery by the terminated employee of a general release in favor of the Acquiror and its affiliates (including the stockholder of the Acquiror and its stockholders as of the date hereof and the Jet Center Entities). For purposes of this Section “Cause” means: (i) there is a neglect of duty by the employee or employee exhibits persistent deficiencies in performance or incompetence, and employee fails to remedy such neglect, deficiency or incompetence within 30 days following notice from his employer; (ii) employee is convicted of, or pleads guilty or “no contest” to, a felony; (iii) employee dies; (iv) employee is involved in fraud, misappropriation of trade secrets or embezzlement; or (v) employee commits a material act of dishonesty or misconduct that is incompatible with service to any of the Jet Center Entities or which causes discredit or would reasonably tend to cause discredit to fall upon any of the Jet Center Entities.

4.11    Hangar F Construction.

During the No-Shop Period, (a) the Acquiror shall be entitled to provide its input, subject to acceptance by the Seller, regarding the construction and design of Hangar F and shall be entitled to review documentation regarding the Hangar F Cap-Ex Costs Incurred and (b) the budget for the construction and design of Hangar F shall not exceed $18,000,000.

4.12    Due Diligence.

(a) Except as provided below, from the date hereof until the earliest to occur of the termination of this Agreement, the Closing Date or such date as mutually agreed in writing between the Acquiror and the Seller Representative (the “Due Diligence Period”), the Acquiror shall undertake and be afforded an opportunity to conduct, at its own expense, such financial, legal and operating due diligence reviews of the Seller with respect to the ownership and operation of the FBO Business as the Acquiror deems necessary.

(b) The Acquiror and the Seller shall treat all information obtained in connection with the negotiation and performance of this Agreement or the due diligence investigations conducted as confidential subject to the provisions of Section 8.2 hereof.

4.13    Aircraft Management, Air Charter and Maintenance.

Prior to the Closing Date, except to the extent compliance with this Section would conflict with another provision of this Agreement, would be reasonably likely to have a Material Adverse Effect, or would be likely to result in out-of-pocket costs to the Jet Center Entities in excess of $10,000 in the aggregate, the Seller and the Jet Center Entities hereby agree, without further consideration, upon Acquiror’s request and subject to Acquiror’s approval, to execute and deliver such instruments of transfer and take such other actions as are reasonably necessary in order to: (a) put ACM Aviation, LLC in possession of, and to vest in ACM Aviation, LLC, good, valid and unencumbered title to all of the assets used in, and caused ACM Aviation, LLC to have assumed all liabilities and obligations arising out of, the operation of the aircraft management, air charter and aircraft maintenance, repair and overhaul businesses currently operated by the Seller and the Jet Center Entities; and (b) transfer or otherwise distribute from ACM Aviation, LLC to another Jet Center Entity, the ownership or operation of any assets, and any liabilities related thereto, regarding any businesses of the Seller and the Jet Center Entities other than the aircraft management, air charter and aircraft maintenance, repair and overhaul businesses. Notwithstanding anything in this Agreement to the contrary, in the event any of the Jet Center Entities’ compliance with this Section results, or will result, in the accrual or assessment of a tax payable by any of the Jet Center Entities that would not have otherwise been incurred or assessed absent this Section, such tax, if paid prior to the Closing, shall be credited to Seller in the Closing Working Capital Calculation, and, if not paid prior to the Closing, shall not be treated as a liability in the Closing Working Capital Calculation and shall be paid by such Jet Center Entity in the normal course of business.

4.14    ACM Aviation Name.

In the event that Acquiror, any of Acquiror’s successors or assigns, any person to whom all or substantially all of the assets of SJJC are sold, or any person who may hereafter otherwise acquire all right, title and interest in and to the name “ACM Aviation” (whether by merger, consolidation or other business combination or otherwise), as applicable, decides to terminate use of the name “ACM Aviation” at the fixed base operations at the Norman Y. Mineta San Jose International Airport, ACM Inc. shall be promptly notified of such decision by the person making the decision and such person shall, promptly after its receipt of a written request from ACM Inc. in response to such notice, assign all of its right, title and interest in and to the name “ACM Aviation” to ACM Inc. at no cost to ACM Inc. other than applicable filing fees.

4.15    Notification Regarding Certain Events.

Acquiror shall promptly notify the Seller Representative of the occurrence and date of the following: (a) Macquarie FBO Holdings LLC or any of its Affiliates includes financial information about the Jet Center Entities in a public filing, and (b) the earlier of either of (i) the transactions contemplated under the Stock Purchase Agreement dated April 16, 2007, as amended, among Mercury Air Centers, Inc., Macquarie FBO Holdings LLC, Allied Capital Corporation, Directional Aviation Group, LLC, Kenneth C. Ricci, David Moore and Allied Capital Corporation, as representative for the selling group (the “MAC/Macquarie SPA”) are consummated; or (ii) the MAC/Macquarie SPA is terminated.

ARTICLE V

CONDITIONS TO THE CLOSING

5.1    Conditions to Obligations of Each Party to Effect the Closing.

The respective obligations of each Party to this Agreement to consummate the Acquisition shall be subject to the satisfaction or waiver of each of the following conditions:

(a) Escrow Agreement. The Acquiror, the Seller Representative and the Escrow Agent shall have entered into the Escrow Agreement.

(b) Consents. All necessary consents of and filings required to be obtained or made by the Acquiror or the Seller with any Governmental Authority or agency relating to the consummation of the transactions contemplated by this Agreement shall have been obtained and made.

(c)  No Pending Injunctions or Pending Orders. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding seeking any of the foregoing be pending. No action shall have been taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, that makes the consummation thereof illegal. In the event an injunction or other order shall have been issued, or a proceeding for such an injunction or order be pending, each Party agrees to use its reasonable best efforts to have such injunction or other order lifted or such proceeding terminated.

(d) HSR Waiting Period. The waiting period applicable to the consummation of the Acquisition under the HSR Act shall have expired or shall have been terminated.

5.2    Additional Conditions to Obligations of the Seller to Effect the Closing.

The obligations of the Seller to consummate the Acquisition shall be subject to the satisfaction or waiver of each of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Acquiror contained in this Agreement shall be true and correct in all material respects (other than representations and warranties subject to “materiality” qualifiers, which shall be true and correct as stated) both when made, and on and as of the Closing Date (subject to the disclosures on any updated Disclosure Schedules pursuant to Section 4.5(d)), with the same force and effect as though made at and as of the Closing Date, except to the extent that any specific representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such date. The Acquiror shall have delivered to the Seller a certificate dated the Closing Date and signed by it to such effect or otherwise explicitly setting forth any exceptions thereto.

(b) Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Acquiror on or before the Closing Date shall have been duly complied with and performed in all material respects on or before the Closing Date. The Acquiror shall have delivered to the Seller a certificate dated the Closing Date and signed by it to such effect.

(c) Officer’s Certificate; Corporate Documents. The Seller shall have received a certificate or certificates, dated the Closing Date, and signed by an authorized representative of the Acquiror certifying the truth and correctness of attached copies of the Acquiror’s Certificate of Formation (including all amendments thereto), limited liability company agreement (including all amendments thereto), and resolutions of the board of directors or managers of the Acquiror approving the Acquiror’s execution of this Agreement and the other Transaction Documents to which the Acquiror is a party and the consummation of the Acquisition. The Acquiror shall have delivered to the Seller a certificate or other written evidence, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the applicable Governmental Authority, showing that the Acquiror is in good standing and authorized to do business in its state of formation.

(d) Consents. All consents and approvals listed on Schedule 3.5 shall have been obtained.

(e) Escrowed Funds. The Escrow Agent shall have received the Escrowed Funds in accordance with Section 1.2(b).

(f) Additional Documents. The Seller shall have received such other documents and instruments as may be reasonably required to consummate the Acquisition.

5.3    Additional Conditions to the Obligations of the Acquiror to Effect the Closing.

The obligations of the Acquiror to consummate the Acquisition shall be subject to the satisfaction or waiver of each of the following conditions; provided, that, the condition precedent set forth in Section 5.3(a) shall be deemed satisfied without regard to whether the representation and warranty set forth in Section 2.19(a) is true and correct as of the Closing Date, and the conditions precedent set forth in Sections 5.3(e) and (g) shall be deemed satisfied, if Macquarie FBO Holdings LLC or any of its Affiliates includes financial information about the Jet Center Entities in a public filing:

(a) Representations and Warranties. All of the representations and warranties of the Seller and the Beneficial Owners contained in this Agreement shall be true and correct in all material respects (other than representations and warranties subject to “materiality” qualifiers, which shall be true and correct as stated) both when made, and on and as of the Closing Date (subject to the disclosures on any updated Disclosure Schedules pursuant to Section 4.5(b)), with the same force and effect as though made at and as of the Closing Date, except to the extent that any specific representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such date. Each of the Jet Center Entities and the Beneficial Owners shall have delivered to the Acquiror a certificate dated the Closing Date and signed by it to such effect or otherwise explicitly setting forth any exceptions thereto.

(b) Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller and the Beneficial Owners on or before the Closing Date shall have been duly complied with and performed in all material respects on or before the Closing Date. Seller and the Beneficial Owners shall have delivered to the Acquiror a certificate dated the Closing Date and signed by it to such effect.

(c) Officer’s Certificate; Corporate Documents. The Acquiror shall have received a certificate or certificates, dated the Closing Date and signed by an officer of each of the Jet Center Entities, certifying the truth and correctness of attached copies of the Certificate of Formation (including all amendments thereto), Limited Liability Company Agreement (including all amendments thereto) or other organizational documents, as applicable. The Acquiror shall have received resolutions of the board of directors or managers of each of the Jet Center Entities approving such entity’s execution of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Acquisition. Each of the Jet Center Entities shall have delivered to the Acquiror a certificate or other written evidence, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the applicable Governmental Authority in each of the states of Delaware and California showing that such entity is in good standing and authorized to do business in such jurisdiction.

(d) Consents. All consents and approvals listed on Schedule 2.16 and marked with an asterisk (*) shall have been obtained on terms reasonably satisfactory to the Acquiror.

(e) No Material Adverse Effect. As of the Closing Date, no Proceeding against any of the Jet Center Entities or the Beneficial Owners shall be pending or threatened, and no event or circumstance shall have occurred, either of which would have a Material Adverse Effect. None of the Jet Center Entities shall have suffered any material loss or damages to any of its properties or assets whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability to conduct the FBO Business as it is presently conducted. None of the Jet Center Entities nor the FBO Business shall have been adversely affected in any material way by any act of God, fire, flood or other natural disaster, shortage of power, labor disturbance, sabotage, war, terrorism or insurrection.

(f)  Intercompany Transactions. All accounts receivable, notes receivable or any other receivables or advances and all accounts payable, notes payable or any other payables or advances between any of the Jet Center Entities and its Affiliates shall be collected, paid off or otherwise cancelled as of the Closing Date pursuant to the terms of a cancellation of intercompany transactions agreement, substantially in the form attached hereto as Exhibit B.

(g) Loss of Customers or Vendors. No more than 10% of each of the customers or vendors set forth on Schedule 2.22 shall have provided notice to any of the Jet Center Entities or the Acquiror that it intends to terminate its contractual relationship with any such entity and none of the customer and vendor contracts with such customers and vendors shall have been terminated for any reason.

(h)  Additional Documents. The Acquiror shall have received such other documents and instruments as may be reasonably required to consummate the Acquisition, including payoff letters from all lenders to the Jet Center Entities with respect to any debt for borrowed money, including the Hangar E Debt, the Fuel Farm Debt and the Hangar F Debt, but expressly excluding the AvFuel Debt, which letters shall include a provision for termination of all applicable liens and the right of the Jet Center Entities to file termination statements with respect thereto.

(i) FIRPTA. Each of the Members shall have executed a certificate under penalties of perjury in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2)(iii).

(j) Opinion of Counsel. A signed opinion from Hopkins & Carley, legal counsel to the Jet Center Entities and Seller, dated as of the Closing Date and addressed to the Acquiror, shall have been delivered to the Acquiror, substantially in the form attached hereto as Exhibit C.

(k) Release. A general release from each of the Members, the Beneficial Owners and any other direct or indirect beneficial owners of the issued and outstanding capital stock of the Members relating to any claims against (i) the Jet Center Entities or the FBO Business for matters occurring as of or prior to Closing or (ii) the Acquiror or any of its Affiliates arising out of, in connection with or as a result of the arrangements described in Schedule 3.6 shall have been delivered to the Acquiror, substantially in the form attached hereto as Exhibit D.

(l) Closing or Termination of Other Purchase Agreement. Three Business Days after the first to occur of the following: (i) the date on which the transactions contemplated under the MAC/Macquarie SPA are consummated; (ii) the date on which the MAC/Macquarie SPA is terminated; or (iii) November 1, 2007.

5.4    Effect of Closing; Waiver.

Notwithstanding anything in this Agreement to the contrary, the decision of a Party to consummate the Closing absent full satisfaction of one or more of the conditions set forth in Section 5.1 through Section 5.3, inclusive, shall constitute a waiver by such Party of any of its other rights or remedies, at law or in equity, with respect to any such unsatisfied conditions, except that the waiver by a Party of the condition set forth in Section 5.2(a) or Section 5.3(a), respectively, shall only be effective to the extent of the matters explicitly disclosed in the bring-down certificates delivered by the other Parties pursuant to Section 5.2(a) and Section 5.3(a), respectively.

ARTICLE VI

INDEMNIFICATION; REMEDIES

6.1    Obligations of the Seller and the Beneficial Owners.

In partial consideration of the commitment of the Acquiror hereunder and subject to the limitations set forth in this Article VI, the Seller and the Beneficial Owners agree to jointly and severally indemnify, reimburse and hold harmless the Acquiror and any of its affiliates, directors, officers, agents and employees and each other Person, if any, controlling the Acquiror (each, an “Acquiror Indemnified Person”) from and against any liability, obligation, loss or expense (or actions or claims in respect thereof) to which such Acquiror Indemnified Person may become subject as a result of, or based upon or arising out of, directly or indirectly:

(a) any inaccuracy in, or breach of, any of the representations and warranties in Article II, the Transaction Documents to which the Seller or the Beneficial Owners is a party or in any certificate or document furnished pursuant hereto by the Seller or the Beneficial Owners on the date hereof and on the Closing Date;

(b) any payment required to be made by the Seller Representative to the Acquiror pursuant to Section 1.7;

(c) any breach or nonfulfillment of any covenant or agreement made by the Seller or the Beneficial Owners in or pursuant to this Agreement or in any Transaction Document; or

(d) the occurrence of any of the following: (i) a violation of an Environmental Law in effect as of or prior to the Closing Date caused by any act or omission of the Seller, its predecessors, officers, agents, contractors, employees or invitees, involving the premises demised under the Real Property Leases; (ii) an environmental contamination or environmental condition affecting the premises demised under the Real Property Leases (including but not limited to contamination by Hazardous Materials and contamination as a result of migration of contaminants from adjacent properties), existing as of or prior to the Closing Date; (iii) any release or threatened release of Hazardous Materials relating to the operation of the FBO Business by the Seller or its predecessors in excess of acceptable levels under applicable Environmental Laws or otherwise requiring remediation under applicable Environmental Laws or as necessary to protect human health and the environment; (iv) any Liability arising under Environmental Law in effect as of or prior to the Closing Date relating to the operation of the FBO Business by the Seller or its predecessors; or (v) any Liability for any off-site disposal by the Seller or its predecessors.

The foregoing indemnification shall include, in each case, and subject to the limitations set forth in this Article VI, an obligation by Seller and the Beneficial Owners to jointly and severally reimburse any Acquiror Indemnified Person for all reasonable expenses (including the reasonable fees and expenses of counsel) as they are incurred by such Acquiror Indemnified Person in connection with investigating, preparing or defending any action or claim pending or threatened, whether or not such Acquiror Indemnified Person is a Party hereto.

6.2    Obligations of the Acquiror.

In partial consideration of the commitment of the Seller and the Beneficial Owners hereunder, the Acquiror agrees to indemnify, reimburse and hold harmless the Seller, the Beneficial Owners and each of their affiliates, agents and employees and each other Person, if any, controlling any of its affiliates (each a “Seller Indemnified Person”) from and against any liability, obligation, loss or expense (or actions or claims in respect thereof) to which such Seller Indemnified Person may become subject as a result of, or based upon or arising out of, directly or indirectly:

(a) any inaccuracy in, or breach of any of the representations and warranties made by the Acquiror in Article III, the Transaction Documents to which the Acquiror is a party or in any certificate or document furnished pursuant hereto by the Acquiror on the date hereof and on the Closing Date;

(b) any payment required to be made by the Acquiror to the Seller Representative pursuant to Section 1.7;

(c) the Acquiror’s failure to satisfy any of its obligations relating to the FBO Business for which obligations the Acquiror is not otherwise entitled to seek indemnification from the Seller and the Beneficial Owners; or

(d) any breach or nonfulfillment of any covenant or agreement made by the Acquiror in or pursuant to this Agreement or in any Transaction Document to which the Seller is a party.

The foregoing indemnification shall include, in each case, an obligation by the Acquiror to reimburse any Seller Indemnified Person for all reasonable expenses (including the reasonable fees and expenses of counsel) as they are incurred by such Seller Indemnified Person in connection with investigating, preparing or defending any action or claim pending or threatened, whether or not such Seller Indemnified Person is a Party hereto.

6.3    Procedure for Claims.

(a) Any Acquiror Indemnified Person and any Seller Indemnified Person shall each be referred to herein as an “Indemnified Person.” Any Indemnified Person seeking indemnification with respect to any losses, claims, damages, liabilities or expenses shall give notice describing the claim for indemnification in reasonable detail to the Person from whom indemnification is sought (each, an “Indemnifying Person”) prior to the expiration of the time period set forth in Section 6.4.

(b) If any claim, demand, liability or obligation is asserted by any third party against any Indemnified Person, the Indemnifying Person shall have the right, unless otherwise precluded by applicable Law, to conduct and control the defense, compromise or settlement of any action or threatened action brought against the Indemnified Person in respect of matters addressed by the indemnity set forth in this Article VI (an “Action”). The Indemnified Person shall have the right to employ counsel separate from counsel employed by the Indemnifying Person in connection with any Action or threatened Action and to participate in the defense thereof. The fees and expenses of counsel employed by the Indemnified Person shall be at the sole expense of the Indemnified Person unless: (i) the Indemnifying Person shall have elected not, or, after reasonable written notice of any Action or threatened Action, shall have failed, to assume or participate in the defense thereof; (ii) the employment thereof has been specifically authorized by the Indemnifying Person in writing; or (iii) the parties to any Action or threatened Action (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and the Indemnifying Person shall have been advised in writing by counsel for the Indemnified Person that there may be one or more defenses available to the Indemnified Person that are not available to the Indemnifying Person or legal conflicts of interest pursuant to applicable rules of professional conduct between the Indemnifying Person and the Indemnified Person. If any of the events referred to in clauses (i), (ii) and (iii) above is applicable, the fees and expenses of one separate counsel employed by the Indemnified Person shall be at the expense of the Indemnifying Person.

(c) The Indemnifying Person shall not, without the written consent of the Indemnified Person, settle or compromise any Action or threatened Action or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Person a release from all liability in respect of such Action or threatened Action. Unless the Indemnifying Person shall have elected not, or shall have after reasonable written notice of any Action or threatened Action failed, to assume or participate in the defense thereof, the Indemnified Person may not settle or compromise such Action or threatened Action without the written consent of the Indemnifying Person. If, after reasonable written notice of any Action or threatened Action, the Indemnifying Person neglects to defend the Indemnified Person, a recovery against the latter for damages suffered by it in good faith, is conclusive in its favor against the Indemnifying Person; provided that no such conclusive presumption shall be made if the Indemnifying Person has not received reasonable written notice of such Action against the Indemnified Person.

(d) Notwithstanding anything contained in this Agreement to the contrary, prior to seeking indemnification from any Indemnifying Person pursuant to Section 6.1(a), in connection with the representations made under Section 2.17, or pursuant to Section 6.1(d), the Indemnified Person shall tender to the City of San Jose any such claims for which the City of San Jose is responsible pursuant to the FBO Leases.

6.4    Survival.

The representations, warranties, covenants and agreements made by the Parties in this Agreement, including the indemnification obligations of the Seller, the Beneficial Owners and the Acquiror set forth in Article VI, shall survive the Closing and shall continue in full force and effect after the Closing except as provided below:

(a) any claim by the Acquiror under Section 6.1(a) shall expire if notice of such claim has not been provided by the Acquiror to the Seller Representative on or before the second anniversary of the Closing Date, except as provided in Section 6.4(b);

(b) any claim by the Acquiror relating to any inaccuracy in, or breach of, any of the representations and warranties made by the Seller and the Beneficial Owners under: (i) Section 2.1 (Organization), Section 2.2 (Execution and Effect of Agreement), Section 2.4 (Capitalization), Section 2.6(a) (Title to Assets), Section 2.14 (No Violation), and Section 2.21 (No Brokers) (collectively, the “Fundamental Matters”) shall survive until 30 days after the expiration of the applicable statute of limitations; (ii) Section 2.7 (Taxes) and Section 2.17 (Environmental) (together, the “Special Matters”) shall survive until the third anniversary of the Closing Date; and (iii) any inaccuracy in, or breach of, any of the representations and warranties involving fraud shall survive until the fifth anniversary of the Closing Date;

(c) any claim by the Seller under Section 6.2(a) shall expire if notice of such claim has not been provided by the Seller Representative to the Acquiror on or before the second anniversary of the Closing Date, except as provided in Section 6.4(d);

(d) any claim by the Seller relating to any inaccuracy in, or breach of, any of the representations and warranties made by the Acquiror under Section 3.2 (Execution and Effect of Agreement) or Section 3.6 (No Brokers) shall survive until 30 days after the expiration of the applicable statute of limitations;

(e) any claim by the Acquiror under Section 6.1(c) shall expire if notice of such claim has not been provided by the Acquiror to the Seller Representative on or before the second anniversary of the Closing Date; and

(f) any claim by the Acquiror under Section 6.1(d) shall expire if notice of such claim has not been provided by the Acquiror to the Seller Representative on or before the third anniversary of the Closing Date.

6.5    Indemnity Payments.

(a) If the Acquiror agrees, or is determined by a court of competent jurisdiction or by means of alternative dispute resolution mutually agreed to by the relevant parties, to have an obligation to reimburse any Seller Indemnified Person under this Article VI, then the Acquiror shall promptly pay such amount to the applicable Seller Indemnified Person by wire transfer of immediately available funds to the bank and account specified by the Seller Indemnified Person in writing.

(b) If the Seller Representative agrees, or the Seller and the Beneficial Owners are determined by a court of competent jurisdiction or by means of alternative dispute resolution mutually agreed to by the relevant parties, to have an obligation to reimburse any Acquiror Indemnified Person under this Article VI, then such amount shall be disbursed to the Acquiror Indemnified Person from the Escrowed Funds pursuant to the terms of the Escrow Agreement, until the Escrowed Funds have been exhausted; provided that in the event the Escrowed Funds are exhausted, then any of such amount not able to be funded from the Escrowed Funds, subject to the limitations set forth in Section 6.6, shall be promptly paid to the Acquiror Indemnified Person by the Seller Representative, from and on behalf of the Seller and the Beneficial Owners, by wire transfer of immediately available funds to the bank and account specified by the Acquiror Indemnified Person in writing.

6.6    Limitations on Indemnification Obligations Under Article VI.

(a) Except as provided below, the Acquiror may not make any claims against the Seller or the Beneficial Owners under Section 6.1(a) unless and until the aggregate amount of all such claims under Section 6.1(a) exceeds $250,000 (the “Basket Amount”); thereafter, the Seller and the Beneficial Owners shall be responsible for payment of any claims in excess of the Basket Amount, subject to the limitation set forth in Section 6.6(b). The foregoing restriction shall not apply to any claims by the Acquiror relating to the Fundamental Matters, the Special Matters or any inaccuracy in, or breach of, any of the representations and warranties of the Seller and the Beneficial Owners involving fraud.

(b) Except as provided below, the Seller and the Beneficial Owners shall not have any liability for indemnifiable claims under Section 6.1(a) or Section 6.1(c) to the extent the aggregate amount of all claims suffered or incurred by the Acquiror exceeds the Escrowed Funds. The aggregate liability of the Seller and the Beneficial Owners for indemnifiable claims (i) under Section 6.1(a) relating to the Fundamental Matters, the Special Matters or any inaccuracy in, or breach of, any of the representations and warranties of the Seller and the Beneficial Owners involving fraud, or (ii) under Section 6.1(d), shall be limited to the Purchase Price.

(c) Notwithstanding the above, any claim of the Acquiror in excess of the Escrowed Funds shall be proportionately reduced by that portion of the total beneficial holdings of SJJC that is beneficially held by The RNN Foundation (i.e., 10.2%), which holds such interest for the benefit of Santa Clara University for the purpose of funding tuition scholarships for underprivileged students.

6.7    Remedies.

(a) Exclusive Remedy. Subject to Section 6.7(b), (i) the indemnities provided in this Article VI are intended to be and shall be the sole and exclusive remedies of the Acquiror after the Closing regarding any matter touching upon or relating to the negotiation, entry of, consummation and closing of this Agreement and the performance of the FBO Business; (ii) the purpose of this exclusive and sole remedy provision is that the total amount recoverable from the Seller and Beneficial Owners represents the total amount recoverable from them for any and all causes of action against them after the Closing whether under this Agreement or otherwise; and (iii) each Party is relying upon the other’s agreement and representation that the remedies provided for in this Article VI shall be the sole and exclusive remedies of the Acquiror against the Seller and Beneficial Owners after the Closing.

(b) Specific Performance. Each Party hereto acknowledges that because of the difficulty of measuring economic losses attributable to the breach of a Party’s obligations under Section 8.2 or failure to consummate the Acquisition in accordance with the terms of this Agreement, and because of the immediate and irreparable damage that would be caused for which there would be no other adequate remedy, the Parties hereto hereby agree that the applicable provisions of this Agreement may be enforced against the breaching Party by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Each Party hereto hereby agrees to waive the defense that a remedy at law would be adequate in any action for specific performance under this Section 6.7(b).

6.8    Treatment of Indemnification Payments.

The Parties hereto hereby agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as adjustments to the Purchase Price unless otherwise required by applicable Law.

ARTICLE VII

TERMINATION

7.1    Termination.

This Agreement may be terminated at any time prior to the Closing Date solely:

(a) by mutual written consent of the Seller Representative and the Acquiror;

(b) by the Seller Representative or the Acquiror if the transactions contemplated by this Agreement shall not have been consummated by November 15, 2007, provided that the failure of such transactions to be consummated is not due to the willful failure of the Party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it on or prior to the Closing Date.

(c) by the Seller Representative, if: (i) there has been a material misrepresentation or breach by the Acquiror of a representation or warranty contained herein and such material misrepresentation or breach, if curable, is not cured within 10 days after written notice thereof from the Seller Representative; (ii) the Acquiror has committed a material breach of any covenant imposed upon it hereunder and, if curable, fails to cure such breach within 10 days after written notice thereof from the Seller Representative; or (iii) any condition to the Seller’s obligations to effect the Closing under Section 5.2 becomes incapable of fulfillment through no fault of the Seller and is not waived by the Seller Representative;

(d) by the Acquiror, if: (i) there has been a material misrepresentation or breach by the Seller or a Beneficial Owner of a representation or warranty contained herein and such material misrepresentation or breach, if curable, is not cured within 10 days after written notice thereof from the Acquiror; (ii) the Seller or a Beneficial Owner has committed a material breach of any covenant imposed upon it hereunder and, if curable, fails to cure such breach within 10 days after written notice thereof from the Acquiror; or (iii) any condition to the Acquiror’s obligations to effect the Closing under Section 5.3 becomes incapable of fulfillment through no fault of the Acquiror and is not waived by the Acquiror; or

(e) by the Seller Representative or the Acquiror if there shall be any law that makes consummation of the Acquisition illegal or otherwise prohibited, or if any order enjoining any of the Jet Center Entities, on the one hand, or the Acquiror, on the other, from consummating the Acquisition is entered and such order shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this provision shall have used all reasonable efforts to remove or vacate such order.

7.2    Consequences of Termination.

(a) In the event that this Agreement shall be terminated pursuant to this Article VII, each Party will redeliver all documents, work papers and other material of any other Party relating to the Acquisition, whether so obtained before or after the execution hereof, to the Party furnishing the same.

(b) If this Agreement shall be terminated pursuant to clause (a), (b), (e) or (f) of Section 7.1, all further obligations of the Parties hereto shall terminate without further liability of any Party, provided that the rights and obligations of the Parties under Sections 6.7, 7.2, 8.2, 8.3, 8.7, 8.8 and 8.15 shall survive the termination of this Agreement.

(c) If this Agreement shall be terminated pursuant to clause (c) or clause (d) of Section 7.1: (i) each of the Seller and the Acquiror will remain liable to the other for any misrepresentation, breach of warranty or nonfulfillment of, or failure to perform, any covenant or agreement of such Party existing at the time of such termination; (ii) each of the Seller and the Acquiror shall be entitled to pursue any and all remedies available at law or in equity including, but not limited to, the availability of specific performance or other injunctive relief and reimbursement of all costs and expenses incurred by such Party in connection with the Acquisition including, without limitation, all reasonable attorney’s fees and expenses; and (iii) the rights and obligations of the Parties under Sections 6.7, 7.2, 8.2, 8.3, 8.7, 8.8 and 8.15 shall survive the termination of this Agreement.

(d) If Macquarie FBO Holdings LLC or any of its Affiliates includes financial information about the Jet Center Entities in a public filing prior to the Closing, and the Acquiror fails to consummate the Closing for any reason other than: (i) the failure of the Seller to have obtained the consents and approvals listed on Schedule 2.16 and marked with an asterisk (*); (ii) a breach by the Seller or any of the Jet Center Entities of any material term or condition of this Agreement, which breach is not cured within 10 business days following receipt by the breaching Party of notice of such breach; or (iii) the failure of any condition to Acquiror’s obligation to consummate the Acquisition to have been satisfied due to any action or inaction by Seller or any of the Jet Center Entities, then Macquarie FBO Holdings LLC shall pay to Seller $10,000,000 (by cashier’s check or by wire transfer of immediately available funds to a bank account designed by Seller) within 10 days of the termination of this Agreement. This payment shall not constitute Seller or the Jet Center Entities’ exclusive remedy, nor shall Seller, the Jet Center Entities, or any of them, be deemed to waive any other rights or remedies such Seller or the Jet Center Entities may have, whether in law or equity, for a breach of this Agreement by Acquiror, or its successors or assigns; provided, however, the $10,000,000 payment shall be credited toward any monetary damages suffered by Seller or the Jet Center Entities and shall therefore reduce by such amount any additional recovery by Seller or the Jet Center Entities.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Cooperation.

The Seller Representative shall deliver or cause to be delivered to the Acquiror on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the Acquiror may reasonably request for the purpose of carrying out the Acquisition. The Acquiror shall deliver or cause to be delivered to the Seller Representative on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the Seller Representative may reasonably request for the purpose of carrying out the Acquisition.

8.2    Press Releases; Confidentiality.

(a) Except as provided below, neither the Acquiror nor its directors, officers, employees, advisors, lenders, attorneys or agents shall make any press release or public announcement in connection with the Acquisition prior to the Closing without the prior written consent of the Seller Representative. Except as provided below, none of the Jet Center Entities, the Seller, or the Beneficial Owners or their directors, officers, employees, stockholders, advisors, lenders, attorneys or agents shall make any press release or public announcement in connection with the Acquisition without the prior written consent of the Acquiror. Notwithstanding the foregoing, each Party hereto and the Macquarie Entities will be permitted to (i) communicate to its respective directors, officers, employees, stockholders, advisors, lenders, attorneys or agents the confidentiality obligation contained in this Section 8.2, and (ii) make such press releases, public announcements and/or filings with the Securities and Exchange Commission in connection with the Acquisition and/or capital raising activities without obtaining any prior written consent if required by applicable Law or stock exchange regulation to do so, but prior to making such disclosure, the disclosing Party shall provide the other Party with a draft of such press release, announcement or filing for review and comment; provided, further, that no such press release, announcement or filing shall contain any financial information about the Jet Center Entities other than audited financials for the period ended December 31, 2006 and unaudited condensed financials for the interim periods since December 31, 2006, and such other information as required by applicable Securities and Exchange Commission regulations; provided, further, that that no such press release, announcement or filing shall include any financial information about the Jet Center Entities until the waiting period applicable to the consummation of the Acquisition under the HSR Act shall have expired, or shall have been terminated, without receipt of a Second Request by any of the Parties, or if any Party receives a Second Request, the resolution of all impediments under the HSR Act, otherwise preventing the consummation of the transactions contemplated by this Agreement.

(b) Each of the Jet Center Entities, the Acquiror and the Beneficial Owners recognizes that the Acquiror will receive additional confidential information regarding the Seller and the Beneficial Owners from and after the date hereof. Accordingly, each Party agrees to use its best efforts, consistent with past practices, to prevent the unauthorized disclosure of any confidential information concerning each other Party that has been or is disclosed to it or its agents previously or from and after the date hereof. Notwithstanding the foregoing, each Party may make confidential information available to its Affiliates and their respective officers, directors, employees, agents, counsel, existing lenders, accountants, prospective senior banks, and financial advisors and to such other parties who sign a written agreement to be bound by the same confidentiality obligations as are set forth herein; provided that the receiving party shall be liable for any unauthorized disclosure by such persons. The obligations set forth in this Section 8.2(b) do not apply to information that: (i) at the time of an alleged breach hereof is part of the public domain (other than as a result of a breach of confidentiality obligations by the party who is the recipient of the relevant confidential information); (ii) has been disclosed, at the time of an alleged breach hereof, by the disclosing party to third parties without restrictions on disclosure; (iii) has, at the time of an alleged breach hereof, been received by the receiving party from a third party without breach of a nondisclosure obligation of the third party; or (iv) was developed independently by the receiving party without reference to the information provided by the disclosing party. If the Acquisition is not consummated for any reason whatsoever, each Party shall deliver to the other Parties all documents, work papers and other material obtained from the other.

(c) Prior to any disclosure required by Law, regulation or judicial order relating to the Acquisition or non-public information regarding the Jet Center Entities, the Beneficial Owners or the Acquiror, the Party required to make such disclosure shall advise each other Party of such requirement so that the applicable Party may seek a protective order.

(d) The trading in the securities of Allied Capital Corporation (NYSE: ALD), an affiliate of the Acquiror, or Macquarie Infrastructure Company Trust (NYSE: MIC), an affiliate of the legal entity that has agreed to acquire substantially all of the issued and outstanding capital stock of the Acquiror’s sole stockholder pursuant to the MAC/Macquarie SPA, based on confidential information may result in liability. As a result, none of the Sellers, the Beneficial Owners, the Jet Center Entities nor any of their Affiliates shall trade in the securities of ALD or MIC until the closing of the Acquisition or the termination of this Agreement. Each of the Sellers, the Beneficial Owners and the Jet Center Entities shall notify its directors, officers, employees, agents, or stockholders who receive confidential information that trading in the securities of ALD or MIC based on such confidential information could result in liability.

(e) Unless otherwise indicated, the obligations of the Parties under this Section shall survive the Closing and any termination of this Agreement.

8.3    Expenses.

Whether or not the Acquisition is consummated: (a) the Acquiror shall pay all of its legal, accounting, due diligence and other out-of-pocket expenses incident to the Acquisition; and (b) the Seller shall pay all of its legal, accounting, investment banking and other out-of-pocket expenses incident to the Acquisition. The fees associated with filings under the HSR Act shall be paid by the Parties as set forth in Section 4.2. Any fees and expenses of the Independent Accounting Firm shall be paid by the Parties in accordance with Section 1.7. The Seller and the Beneficial Owners shall jointly and severally pay all costs and expenses incurred by the Acquiror to enforce its rights under this Agreement including, without limitation, all reasonable attorneys’ fees and expenses.

8.4    Amendments and Waivers.

Any term of this Agreement may be amended, supplemented or modified, only with the written consent of the Acquiror and the Seller Representative, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Party against whom the waiver is sought to be enforced. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

8.5    Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as provided below, this Agreement and all rights and obligations of the Parties hereunder may not be assigned or transferred without the prior written consent of the other Parties hereto. The Acquiror may: (a) (at any time prior to the Closing) at its sole discretion, in whole or in part assign its rights pursuant to this Agreement, including the right to purchase the Membership Interests, to one or more of its Affiliates; and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases, except as provided below, the Acquiror nonetheless shall remain responsible for the performance of all of its obligations hereunder). The Parties acknowledge and agree that: (x) a change in control of the issued and outstanding capital stock of the Acquiror’s sole stockholder will occur upon the consummation of the transactions contemplated by the MAC/Macquarie SPA; and (y) all rights and obligations of the Acquiror under this Agreement will be assigned and delegated to Macquarie FBO Holdings LLC automatically upon the termination, if any, of the MAC/Macquarie SPA, which assignment and delegation shall be in accordance with the Assignment and Assumption of San Jose Purchase Agreement, in the form attached hereto as Exhibit E (the “San Jose Assignment Agreement”), which agreement Acquiror shall cause to be executed by the Acquiror and Macquarie FBO Holdings LLC and delivered to Seller within 10 days following the execution of this Agreement. Each of the Seller and the Beneficial Owners consent to: (i) the anticipated change in control described in clause (x) above; and (ii) the assignment and delegation of all of the Acquiror’s rights and obligations under this Agreement pursuant to the terms and conditions set forth in the San Jose Assignment Agreement, which assignment shall only become effective, as described in the San Jose Assignment Agreement. Effective, upon a change in control as described in clause (x) above, (A) Macquarie FBO Holdings LLC will guarantee all of the obligations of the Acquiror under this Agreement pursuant to the Guaranty Agreement, the form of which is attached hereto as Exhibit F (the “Macquarie Guaranty Agreement”), which agreement Acquiror shall cause to be executed by Macquarie FBO Holdings LLC and delivered to Seller as of the date hereof, but shall only be effective upon a change in control as described in clause (x) above; and (B) the Seller and the Beneficial Owners shall permit the Acquiror to assign all of its rights and obligations under this Agreement to one or more of its Affiliates, in which case the assignor shall have no further responsibility for the performance of its obligations hereunder but the assignee’s performance of its obligations hereunder shall continue to be guaranteed by Macquarie FBO Holdings LLC pursuant to the Macquarie Guaranty Agreement. Except as provided in this Section 8.5, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

8.6    Third Party Beneficiaries.

The rights created by this Agreement are only for the benefit of the Parties, and no Person (other than Parties to this Agreement, the Macquarie Entities, or their respective successors or permitted assigns) shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained; provided, however, that the provisions of Article VI above concerning indemnification are intended for the benefit of the parties specified therein, and their respective legal representatives, successors and assigns.

8.7    Choice of Law.

This Agreement shall be governed by and construed under, and the rights of the Parties determined in accordance with, the laws of the State of California (without reference to the choice of law provisions of the State of California) except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a Party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

8.8    Jurisdiction; Service of Process.

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the California Superior Court in Santa Clara County, California, or, if it has or can acquire jurisdiction, in the United States District Court located in Santa Clara County, California, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

8.9    Notices.

Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earlier of: (a) personal delivery to the Party to be notified; (b) receipt after deposit with the United States Post Office, by registered or certified mail, postage prepaid return receipt requested; (c) the next business day after dispatch via nationally recognized overnight courier; or (d) confirmation of transmission by facsimile or electronic mail (provided such transmission is also contemporaneously sent via one of the methods specified in clauses (a), (b) or (c)), all addressed to the Party to be notified at the address indicated for such Party below, or at such other address as such Party may designate by five days’ advance written notice to the other Parties. Notices should be provided in accordance with this Section at the following addresses:

If to the Acquiror, to:	With a copy to (which shall not constitute notice):

MAC Acquisitions LLC 355 Richmond Road Richmond Heights, OH 44143 Fax: (216) 289-6932 Attn: Kenneth C. Ricci	DLA Piper US LLP 1200 Nineteenth Street, N.W. Washington, DC 20036-2412 Fax: (202) 223-2085 Attn: Anthony H. Rickert, Esq.

Allied Capital Corporation 1919 Pennsylvania Avenue, N.W. Washington, DC 20006-3434 Fax: (202) 721-6101 Attn: Mark F. Raterman	Macquarie FBO Holdings LLC 125 West 55th Street, 22nd Floor New York, NY 10014 Fax: (212) 231-1717 Attn: Peter Stokes

Pillsbury Winthrop Shaw Pittman LLP 1650 Tysons Blvd. Suite 1400 McLean, VA 22102 Fax: (703) 770-7901 Attn: Craig E. Chason, Esq. David J. Charles, Esq.

If to the Seller, to:	With a copy to (which shall not constitute notice):

Barry Fernald, Seller Representative 14344 Evans Lane Saratoga, CA 95070 Fax: (408) 378 5450	Hopkins & Carley, A Law Corporation The Letitia Building 70 S. First Street San Jose, CA 95113-2406 Fax: (408) 998-4790 Attn: Clarence A. Kellogg Jr., Esq.

Groom & Cave, LLP 1570 The Alameda, Suite 100 San Jose, CA 95126 Fax: (408) 286-3423 Attn: Michael P. Groom, Esq.

If to the Beneficial Owners, to:	With a copy to (which shall not constitute notice):

ACM Aviation, Inc. c/o The Yellowstone Jetcenter 456 Gallatin Field Road Belgrade, Montana 59714 Fax: (408) 286-3423 Attn: A.C. Markkula, Jr.	Hopkins & Carley, A Law Corporation The Letitia Building 70 S. First Street San Jose, CA 95113-2406 Fax: (408) 998-4790 Attn: Clarence A. Kellogg Jr., Esq.

San Jose Jet Center, Inc. 1250 Aviation Avenue San Jose, CA 95110 Fax: (408) 297-2760 Attn: Barry Fernald	Groom & Cave, LLP 1570 The Alameda, Suite 100 San Jose, CA 95126 Fax: (408) 286-3423 Attn: Michael P. Groom, Esq.

8.10    Severability.

If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the Parties, and if such modification is not possible, such provision shall be severed from this Agreement. In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

8.11    Entire Agreement.

This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations or covenants except as specifically set forth herein.

8.12    Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any provision of this Agreement.

8.13    Titles and Subtitles.

The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

8.14    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.15    Release by Seller, Jet Center Entities and Beneficial Owners.

Upon the effective date, if any, of the transactions contemplated by the San Jose Assignment Agreement (and described in Section 4 thereof), each of the Seller, the Jet Center Entities and the Beneficial Owners, on behalf of itself or himself and all of its or his affiliates, subsidiaries, directors, officers, employees, successors and assigns (collectively, the “Releasing Parties”), hereby absolutely and forever releases, waives, acquits, satisfies and discharges MAC Acquisitions LLC, a Delaware limited liability company, and each and any of its affiliates, subsidiaries, stockholders, directors, officers, employees, heirs, devisees, legatees, executors, administrators, personal and legal representatives, assigns and successors in interest (collectively, the “Released Parties”) of and from any and all past, present or future claims, demands, rights, causes of action, judgments, executions, damages, liabilities, costs and expenses (including attorney’s fees and court costs), of every kind and nature whatsoever, now known or unknown, suspected or unsuspected, in law or in equity (collectively, “Claims”), which the Releasing Parties own or hold, or at any time heretofore has ever had, owned or held, or may hereafter have, own or hold, based upon, related to or arising out of, directly or indirectly, the transactions contemplated by this Agreement or the ability to consummate the transactions contemplated by this Agreement. The Releasing Parties further covenant and agree that none of the Releasing Parties shall ever institute or voluntarily participate in any suit or action, at law or in equity, against the Released Parties or any of them, by reason of, or based upon, any Claim released pursuant to this Section 8.15. Each of the Releasing Parties acknowledges that, upon the effective date, if any, of the transactions contemplated by the San Jose Assignment Agreement (and described in Section 4 thereof), its or his sole recourse for any Claims under this Agreement or the transactions related hereto shall be to Macquarie FBO Holdings LLC and its permitted successors or assigns. Each Releasing Party hereby agrees to severally, but not jointly, indemnify and hold harmless the Released Parties from any suit or action, at law or in equity, against the Released Parties or any of them, by reason of, or based upon, any Claim released by such Releasing Party pursuant to this Section 8.15.

[Signatures appear on next page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

WITNESS:	MAC Acquisitions LLC
By: Mercury Air Centers, Inc., Sole Stockholder
	By:	/s/ Mark Raterman
	Name:	Mark Raterman
	Title:	Director

ACM AVIATION, INC.

By:	[ILLEGIBLE]
Name:
Title:

SAN JOSE JET CENTER, INC.

By:	/s/ Daniel P. Ryan
Name:	Daniel P. Ryan
Title:	Director

SJJC AVIATION SERVICES, LLC, a Delaware limited liability company

By:	Board of Directors of San Jose Jet Center, Inc., a California corporation

/s/ Dan Ryan	By:	/s/ Barry [ILLEGIBLE]
Chairman of the Board,
Authorized Representative

SJJC AVIATION SERVICES, LLC, a Delaware limited liability company

/s/ Linday Boyd	By:	/s/ Dan Ryan
Dan Ryan
Manager

JET CENTER PROPERTY SERVICES, LLC, a Delaware limited liability company

/s/ Linday Boyd	By:	/s/ Dan Ryan
Dan Ryan
Manager

ACM AVIATION, LLC, a Delaware limited liability company

/s/ Linday Boyd	By:	/s/ Dan Ryan
Dan Ryan
Manager

ACM PROPERTY SERVICES, LLC, a Delaware limited liability company

/s/ Linday Boyd	By:	/s/ Dan Ryan
Dan Ryan
Manager

SJJC FBO SERVICES, LLC, a Delaware limited liability company

/s/ Linday Boyd	By:	/s/ Dan Ryan
Dan Ryan
Manager

WITNESS:	BENEFICIAL OWNERS:

/s/ Susan Greenbach	/s/ James Blair
Susan Greenbach	James Blair

[ILLEGIBLE	/s/ Fred Carroll
Fred Carroll

/s/ Barry Fernald
Barry Fernald

/s/ Tara Trevine	/s/ Jim Lafferty
C. Tara Trevine	Jim Lafferty

/s/ Barry Ludwig
Barry Ludwig

/s/ Mike Markkula
Mike Markkula

/s/ Dan Ryan	/s/ Terry Rose
Terry Rose

/s/ Larry D. Russel
Larry D. Russel

/s/ Randy Wolf
Randy Wolf